Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

SUNOCO, INC.

AND

SUNCOKE ENERGY, INC.

DATED AS OF JULY 18, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II THE SEPARATION		16

2.1.	Transfer of Assets and Assumption of Liabilities	16

2.2.	SunCoke Assets	18

2.3.	SunCoke Liabilities	19

2.4.	Transfer of Excluded Assets; Assumption of Excluded Liabilities	20

2.5.	Approvals and Notifications	21

2.6.	Novation of SunCoke Liabilities	22

2.7.	Novation of Liabilities other than SunCoke Liabilities	23

2.8.	Termination of Agreements	24

2.9.	Bank Accounts; Cash Balances	24

2.10.	Other Ancillary Agreements	25

2.11.	Disclaimer of Representations and Warranties	25

2.12.	Intellectual Property	26

2.13.	SunCoke Financing Arrangements	26

ARTICLE III THE IPO AND ACTIONS PENDING THE IPO		27

3.1.	Transactions Prior to the IPO	27

3.2.	The Exchange	27

3.3.	Proceeds of the IPO	28

3.4.	Conditions Precedent to Consummation of the IPO	28

3.5.	Charter; Bylaws	29

ARTICLE IV THE DISTRIBUTION		30

4.1.	The Distribution	30

4.2.	Actions Prior to the Distribution	30

4.3.	Conditions to Distribution	31

4.4.	Fractional Shares	32

ARTICLE V MUTUAL RELEASES; INDEMNIFICATION		32

5.1.	Release of Pre-Closing Claims	32

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5.2.	Indemnification by SunCoke	35

5.3.	Indemnification by Sunoco	35

5.4.	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	35

5.5.	Procedures for Indemnification of Third-Party Claims	37

5.6.	Additional Matters	37

5.7.	Remedies Cumulative	38

5.8.	Survival of Indemnities	38

5.9.	Guarantees	38

ARTICLE VI INTERIM OPERATIONS AND CERTAIN OTHER MATTERS		39

6.1.	Financial Covenants	39

6.2.	Other Covenants	42

6.3.	Covenants Relating to the Incurrence of Indebtedness	45

6.4.	Auditors and Audits; Annual Financial Statements and Accounting	45

6.5.	Insurance Matters	47

6.6.	Late Payments	49

ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		49

7.1.	Agreement for Exchange of Information; Archives	49

7.2.	Ownership of Information	50

7.3.	Compensation for Providing Information	50

7.4.	Record Retention	50

7.5.	Limitations of Liability	50

7.6.	Other Agreements Providing for Exchange of Information	50

7.7.	Production of Witnesses; Records; Cooperation	50

7.8.	Confidentiality	51

7.9.	Protective Arrangements	52

ARTICLE VIII MATTERS RELATING TO EMPLOYEES		52

8.1.	General Principles	52

8.2.	Annual Bonus Awards	54

8.3.	Certain Welfare Benefit Matters	54

8.4.	Sunoco Defined Pension Plans	55

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8.5.	Trust Separation	55

8.6.	Deferred Compensation	55

8.7.	Assignment of Individual Letter Agreements	56

8.8.	Treatment of Outstanding Sunoco Equity Awards	56

8.9.	Severance Rights	60

8.10.	No Third-Party Beneficiaries	60

8.11.	Fiduciary Matters	61

8.12.	Consent of Third Parties	61

ARTICLE IX DISPUTE RESOLUTION		61

9.1.	General Provisions	61

9.2.	Consideration by Senior Executives	62

9.3.	Mediation	62

9.4.	Arbitration	62

ARTICLE X FURTHER ASSURANCES AND ADDITIONAL COVENANTS		64

10.1.	Further Assurances	64

ARTICLE XI TERMINATION		65

11.1.	Termination by Mutual Consent	65

11.2.	Other Termination	66

11.3.	Effect of Termination	66

ARTICLE XII MISCELLANEOUS		66

12.1.	Counterparts; Entire Agreement; Corporate Power	66

12.2.	Governing Law	67

12.3.	Assignability	67

12.4.	Third-Party Beneficiaries	67

12.5.	Notices	68

12.6.	Severability	69

12.7.	Force Majeure	69

12.8.	Publicity	69

12.9.	Expenses	69

12.10.	Headings	69

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12.11.	Survival of Covenants	69

12.12.	Waivers of Default	69

12.13.	Specific Performance	70

12.14.	Amendments	70

12.15.	Interpretation	70

12.16.	Limitations of Liability	70

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SCHEDULES

Schedule 1.1	Certain SunCoke Contracts
Schedule 1.2(a)	Certain SunCoke Patents
Schedule 2.2(a)(i)	Certain SunCoke Assets
Schedule 2.8(b)(ii)	Certain Retained Intercompany Arrangements
Schedule 5.9(a)	Certain Guarantees

EXHIBITS

Exhibit A	Restated Certificate of Incorporation of SunCoke
Exhibit B	Amended and Restated Bylaws of SunCoke

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of                 , 2011 (this “Agreement”), is by and between Sunoco, Inc., a Pennsylvania corporation (“Sunoco”), and SunCoke Energy, Inc., a Delaware corporation (“SunCoke”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the board of directors of Sunoco (the “Sunoco Board”) has determined that it is in the best interests of Sunoco and its shareholders to create a new publicly traded company that shall operate the SunCoke Business;

WHEREAS, SunCoke has been incorporated for this purpose and has not engaged in activities except in preparation for its corporate reorganization and the exchange, sale and distribution of its stock;

WHEREAS, in furtherance of the foregoing, the Sunoco Board and the board of directors of SunCoke (the “SunCoke Board”) have determined that it is appropriate and desirable for Sunoco and its applicable Subsidiaries to transfer the SunCoke Assets to SunCoke and its applicable Subsidiaries, and for SunCoke and its applicable Subsidiaries to assume the SunCoke Liabilities, in each case, as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, the Sunoco Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for an offer and sale to the public of a limited number of shares of the common stock, par value $0.01 per share, of SunCoke (the “SunCoke Common Stock”), to take place pursuant to a registration statement on Form S-1, as more fully described in this Agreement and the Ancillary Agreements (the “IPO”);

WHEREAS, Sunoco currently intends that, after the IPO, Sunoco shall distribute to holders of shares of Sunoco Common Stock, through a spin-off, the outstanding shares of SunCoke Common Stock then owned directly or indirectly by Sunoco, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Contribution (as defined below) and the Distribution, if effected, taken together, are intended to qualify as a tax-free spin-off under Section 355 and 368(a)(1)(D) of the Code;

WHEREAS, Sunoco has received a private letter ruling from the U.S. Internal Revenue Service (the “IRS”) substantially to the effect that, among other things, the contribution by Sunoco (itself) of the assets of the coke-making and coal-mining businesses to SunCoke (itself) (the “Contribution”) and the Distribution, if effected, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code (the “Private Letter Ruling”);

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the IPO and the Distribution and certain other agreements that will govern certain matters relating to the Separation, the IPO and the Distribution and the relationship of Sunoco, SunCoke and their respective Subsidiaries following the IPO and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“409A CIC” shall have the meaning set forth in Section 8.8(c)(i).

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjusted SunCoke Stock Value” means the product obtained by multiplying (a) the SunCoke Stock Value, and (b) the Distribution Ratio.

“Affiliate” (including, with a correlative meaning, “affiliated”) shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Separation Date and for purposes of this Agreement and the other Ancillary Agreements, (1) no member of the SunCoke Group shall be deemed to be an Affiliate of any member of the Sunoco Group, (2) no member of the Sunoco Group shall be deemed to be an Affiliate of any member of the SunCoke Group, and (3) Sunoco Logistics Partners L.P. will not be considered an Affiliate of Sunoco or SunCoke or any member of the Sunoco Group or SunCoke Group.

“Agent” means the distribution agent to be appointed by Sunoco to distribute to the shareholders of Sunoco all of the shares of SunCoke Common Stock held by Sunoco pursuant to the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” means this Agreement, the Transition Services Agreement, the Tax Sharing Agreement, the Indemnification Agreement and the Registration Rights Agreement, and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g) all deposits and letters of credit;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all Intellectual Property and Technology;

(j) all Software;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “Sunoco,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Sunoco or a member of the Sunoco Group. When immediately preceded by “SunCoke,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by SunCoke or any member of the SunCoke Group.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Philadelphia, Pennsylvania or New York, New York are authorized or obligated by law or executive order to close.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall have the meaning set forth in Section 8.8(a).

“Contribution” shall have the meaning set forth in the Recitals.

“Covered Subsidiary” means a corporation or other legal entity controlled or owned, directly or indirectly, by Sunoco or SunCoke, as applicable, that is covered under a Sunoco insurance policy.

“CPR” shall have the meaning set forth in Section 9.3.

“CPR Arbitration Rules” shall have the meaning set forth in Section 9.4(a).

“Credit Facility” shall mean the revolving credit facility pursuant to the credit agreement to be entered into by SunCoke, as borrower, the bank named therein as agent, and the lending banks named therein, on such terms and conditions as agreed to by Sunoco, SunCoke and the other parties to the credit agreement.

“CSU Award” when immediately preceded by “Sunoco” means an award of Sunoco Share Units that vests with respect to a specific number of shares of Sunoco Common Stock based solely on continued employment, and, when immediately preceded by “SunCoke,” means an award of SunCoke Share Units that vests with respect to a specific number of shares of SunCoke Common Stock based solely on continued employment.

“DC Trust” shall have the meaning set forth in Section 8.5(b).

“Debt Exchange Parties” shall have the meaning set forth in Section 3.2.

“Disclosure Committee” shall have the meaning set forth in Section 6.1(d).

“Dispute” shall have the meaning set forth in Section 9.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date determined in accordance with Section 4.3(a) on which the Distribution occurs.

“Distribution Ratio” means the number of shares of SunCoke Common Stock distributed in the Distribution in respect of one share of Sunoco Common Stock.

“Dominion Coal Plan” shall have the meaning set forth in Section 8.5(a).

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use,

handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange” shall have the meaning set forth in Section 3.2.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.2(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).

“Financing Proceeds” shall have the meaning set forth in Section 2.13(b).

“Former SunCoke Employee” means any individual who as of the Separation Date is a former employee of the SunCoke Group or the Sunoco Group, and whose last employment with the SunCoke Group or the Sunoco Group, was with a member of the SunCoke Group.

“Former Sunoco Employee” means any individual who as of the Separation Date is a former employee of the Sunoco Group or the SunCoke Group, and whose last employment with the Sunoco Group or SunCoke Group, was with a member of the Sunoco Group.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the SunCoke Group or the Sunoco Group, as the context requires.

“Guarantee Release” shall have the meaning set forth in Section 5.9(b).

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, dental, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA. When immediately preceded by “Sunoco,” Health and Welfare Plans means each Health and Welfare Plan that is a Sunoco Benefit Plan. When immediately preceded by “SunCoke,” Health and Welfare Plans means each Health and Welfare Plan that is a SunCoke Benefit Plan.

“HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

“High Yield Notes” means the senior unsecured notes contemplated to be issued by SunCoke prior to or concurrently with the IPO, on such terms and conditions as agreed to by Sunoco, SunCoke and the other parties to the High Yield Notes.

“Indemnification Agreement” shall mean the Guarantee, Keep Well and Indemnification Agreement by and among Sunoco, SunCoke and the other parties thereto.

“Indemnifying Party” shall have the meaning set forth in Section 5.4.

“Indemnitee” shall have the meaning set forth in Section 5.4.

“Indemnity Payment” shall have the meaning set forth in Section 5.4.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Notice” shall have the meaning set forth in Section 9.2.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.

“Internal Cash Distribution” shall have the meaning set forth in Section 2.13(b).

“IRS” shall have the meaning set forth in the Recitals.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“IPO” shall have the meaning set forth in the Recitals.

“IPO Closing Date” shall mean the First Closing Date as defined in the Underwriting Agreement.

“IPO Registration Statement” shall mean the registration statement on Form S-1 to be filed under the Securities Act, pursuant to which the SunCoke Common Stock to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“NYSE” shall mean the New York Stock Exchange.

“Option” when immediately preceded by “Sunoco,” means an option (either nonqualified or incentive) to purchase shares of Sunoco Common Stock pursuant to a Sunoco Long-Term Incentive Plan. When immediately preceded by “SunCoke,” Option means an option (either nonqualified or incentive) to purchase shares of SunCoke Common Stock following the Distribution Date pursuant to the SunCoke Long-Term Incentive Plan.

“Participating Company” means (a) Sunoco and (b) any other Person (other than an individual) that participates in a plan sponsored by any member of the Sunoco Group.

“Pension Trust” shall have the meaning set forth in Section 8.5.

“Performance Share Award” when immediately preceded by “Sunoco” means an award of Sunoco Share Units that may vest with respect to a range of shares of Sunoco Common Stock depending upon the performance of Sunoco and, when immediately preceded by “SunCoke,” means an award of SunCoke Share Units that may vest with respect to a range of shares of SunCoke Common Stock depending upon the performance of Sunoco.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall mean the presentation titled “Sunoco: Project Volunteer—Implementation Steps Plan” dated as of May 6, 2011.

“Prime Rate” shall mean the rate which JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Private Letter Ruling” shall have the meaning set forth in the Recitals.

“Prospectus” shall mean each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Record Date” shall mean, in the case of a Distribution that is a spin-off, the close of business on the date to be determined by the Sunoco Board as the record date for determining shareholders of Sunoco entitled to receive shares of SunCoke Common Stock in such Distribution.

“Receivable Payment” shall have the meaning set forth in Section 2.13(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Response” shall have the meaning set forth in Section 9.2.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Date” shall mean the date of the completion of the Separation.

“Share Unit” when immediately preceded by “Sunoco,” means a unit issued under a Sunoco Benefit Plan representing a general unsecured promise by Sunoco to pay the value of a share of Sunoco Common Stock in cash or shares of Sunoco Common Stock and, when immediately preceded by “SunCoke,” means a unit issued under the SunCoke Long-Term Incentive Plan representing a general unsecured promise by SunCoke to pay the value of a share of SunCoke Common Stock in cash or shares of SunCoke Common Stock.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“SunCoke” shall have the meaning set forth in the Preamble.

“SunCoke 401(k) Plans” shall have the meaning set forth in Section 8.5(b).

“SunCoke’s Auditors” shall have the meaning set forth in Section 6.1(l).

“SunCoke Accounts” shall have the meaning set forth in Section 2.9(a).

“SunCoke Assets” shall have the meaning set forth in Section 2.2(a).

“SunCoke Balance Sheet” shall mean the unaudited combined balance sheet of the SunCoke Group, including the notes thereto, as of March 31, 2011.

“SunCoke Benefit Plan” shall mean, any Benefit Plan sponsored or maintained by SunCoke.

“SunCoke Board” shall have the meaning set forth in the Recitals.

“SunCoke Business” shall mean (a) (i) the business and operations of the coal (including metallurgical coal and steam coal) mining and cokemaking businesses of Sunoco and its current and former Subsidiaries; and (ii) such other businesses and operations relating thereto currently carried on by the coal (including metallurgical coal and steam coal) mining and cokemaking businesses of Sunoco and its current and former Subsidiaries; and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the SunCoke Business (as described in the foregoing clause (a)) as then conducted, but in each case, excluding the businesses and operations related to the Excluded Assets.

“SunCoke Capital Stock” shall mean all classes or series of capital stock of SunCoke, including the SunCoke Common Stock, and all options, warrants and other rights to acquire such capital stock.

“SunCoke Common Stock” shall have the meaning set forth in the Recitals.

“SunCoke Contracts” shall mean the following contracts and agreements to which Sunoco or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Sunoco or any member of the Sunoco Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

(a) any customer, distribution, supply or vendor contracts or agreements entered into after the date hereof and prior to the Separation Date that relate exclusively to the SunCoke Business;

(b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the SunCoke Group;

(c) any joint venture agreement entered into by entities within the SunCoke Group;

(d) any guarantee, indemnity, representation, warranty or other Liability of any member of the SunCoke Group or the Sunoco Group in respect of any other SunCoke Contract, any SunCoke Liability or the SunCoke Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SunCoke Group Employee or consultants of the SunCoke Group that are in effect as of the Separation Date; and

(f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the other Ancillary Agreements to be assigned to SunCoke or any member of the SunCoke Group; or

(g) any contract or agreement listed on Schedule 1.1.

“SunCoke Employee” means (i) any individual who, immediately prior to the Separation, is either actively employed by, or then on an approved leave of absence from, any member of the SunCoke Group and (ii) any Transferred Employee.

“SunCoke Financing Arrangements” shall mean the High-Yield Notes, the Term Loan Facility and the Credit Facility.

“SunCoke Group” shall mean SunCoke, each Subsidiary of SunCoke immediately after the Separation Date and each other Person that is controlled directly or indirectly by SunCoke immediately after the Separation Date. For purposes of this Agreement and the other Ancillary Agreements, Sunoco Logistics Partners L.P. will not be considered a member of the SunCoke Group.

“SunCoke Incentive Plans” means any of the annual or short term incentive plans of SunCoke, all as in effect as of the time relevant to the applicable provisions of this Agreement.

“SunCoke Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the

SunCoke Group collectively, as determined for purposes of its annual and quarterly financial statements prepared in accordance with GAAP.

“SunCoke Indemnitees” shall have the meaning set forth in Section 5.3.

“SunCoke Intellectual Property” means (a) the patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations (collectively, “Registrable IP”) set forth on Schedule 1.2(a), (b) all Registrable IP that is owned exclusively by any member of the SunCoke Group at or prior to the Separation Date, excluding any such Registrable IP that has been assigned by any member of the SunCoke Group to any member of the Sunoco Group prior to the Separation Date, and (c) all Intellectual Property, other than Registrable IP, that is owned by any member of the Sunoco Group or SunCoke Group and that is used or held for use primarily in the SunCoke Business as of the Separation Date.

“SunCoke Liabilities” shall have the meaning set forth in Section 2.3(a).

“SunCoke Long-Term Incentive Plan” means the long-term equity incentive plan or program to be established by SunCoke, effective immediately prior to the IPO Closing Date.

“SunCoke Ratio” means the quotient obtained by dividing the Sunoco Stock Value by the SunCoke Stock Value, carried out to four decimal places.

“SunCoke Software” means all Software owned by any member of the Sunoco Group or SunCoke Group and that is primarily used or held for use in the SunCoke Business as of the Separation Date.

“SunCoke Stock Value” means the closing per-share price of SunCoke Common Stock trading “regular way with due bills” on the Distribution Date, as listed on the NYSE.

“SunCoke Technology” means all Technology owned by any member of the Sunoco Group or SunCoke Group and that is primarily used or held for use in the SunCoke Business as of the Separation Date.

“SunCoke Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“SunCoke Value Factor” means the quotient obtained by dividing (a) the Adjusted SunCoke Stock Value, by (b) the sum of (i) the Adjusted SunCoke Stock Value and (ii) the Sunoco Post-Distribution Stock Value, carried out to four decimal places.

“Sunoco” shall have the meaning set forth in the Preamble.

“Sunoco’s Annual Statements” shall have the meaning set forth in Section 6.4(b).

“Sunoco’s Auditors” shall have the meaning set forth in Section 6.4(b).

“Sunoco Accounts” shall have the meaning set forth in Section 2.9(a).

“Sunoco Benefit Plan” shall mean, any Benefit Plan sponsored or maintained by Sunoco.

“Sunoco Board” shall have the meaning set forth in the Recitals.

“Sunoco Common Stock” shall mean the common stock, par value $1.00 per share, of Sunoco.

“Sunoco Employee” means any individual who, immediately prior to the Separation Date, is either actively employed by, or then on an approved leave of absence from, any member of the Sunoco Group, excluding the Transferred Employees.

“Sunoco Group” shall mean Sunoco, each Subsidiary of Sunoco immediately after the Separation Date and each other Person that is controlled directly or indirectly by Sunoco immediately after the Separation Date (in each case other than any member of the SunCoke Group). For purposes of this Agreement and the other Ancillary Agreements, Sunoco Logistics Partners L.P. will not be considered a member of the Sunoco Group.

“Sunoco Incentive Plans” means any of the annual or short term incentive plans of Sunoco, all as in effect as of the time relevant to the applicable provisions of this Agreement.

“Sunoco Indemnitees” shall have the meaning set forth in Section 5.2.

“Sunoco Intellectual Property” means (i) the Sunoco Name and Sunoco Marks and (ii) all other Intellectual Property that is owned by any member of the Sunoco Group or the SunCoke Group, other than the SunCoke Intellectual Property.

“Sunoco Long-Term Incentive Plans” means any of the Sunoco, Inc. Long-Term Performance Enhancement Program II and the Sunoco, Inc. Long-Term Performance Enhancement Program III.

“Sunoco Name and Sunoco Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Sunoco or any of its Affiliates using or containing “Sunoco” (in block letters or otherwise), “Sunoco” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Sunoco Nonqualified Plans” shall have the meaning set forth in Section 8.6(a).

“Sunoco Pension Plan” shall have the meaning set forth in Section 8.4.

“Sunoco Performance Share Awards” shall have the meaning set forth in Section 8.8(c)(i).

“Sunoco Post-Distribution Stock Value” means the closing per-share price of Sunoco Common Stock in the “ex-distribution market” on the Distribution Date, as listed on the NYSE.

“Sunoco Public Filings” shall have meaning set forth in Section 6.1(l).

“Sunoco Ratio” means the quotient obtained by dividing the Sunoco Stock Value by the Sunoco Post-Distribution Stock Value, carried out to four decimal places.

“Sunoco Software” means all Software that is owned by any member of the Sunoco Group or the SunCoke Group, other than the SunCoke Software.

“Sunoco Stock Value” means the closing per-share price of the Sunoco Common Stock trading “regular way with due bills” on the Distribution Date, as listed on the NYSE.

“Sunoco Technology” means all Technology that is owned by any member of the Sunoco Group or the SunCoke Group, other than the SunCoke Technology.

“Sunoco Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Sunoco Value Factor” means the quotient obtained by dividing (a) the Sunoco Post-Distribution Stock Value, by (b) the sum of (i) the Adjusted SunCoke Stock Value and (ii) the Sunoco Post-Distribution Stock Value, carried out to four decimal places.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between Sunoco and SunCoke.

“Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Term Loan Facility” means the term loan facility pursuant to the credit agreement to be entered into by SunCoke, as borrower, the bank named therein as agent, and the lending banks named therein, on such terms and conditions as agreed to by Sunoco, SunCoke and the other parties to the credit agreement.

“Third-Party Claim” shall have the meaning set forth in Section 5.5.

“Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Transferred Employees” means Frederick Henderson, Michael Thomson and Michael White.

“Transferred Entities” shall have the meaning set forth in Section 2.2(a)(ii).

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the date hereof, by and between Sunoco and SunCoke.

“Underwriters” shall mean the managing underwriters for the IPO.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into among SunCoke, Sunoco and the Underwriters as representatives of the several underwriters named therein with respect to the IPO.

“Unreleased Excluded Liability” shall have the meaning set forth in Section 2.7(b).

“Unreleased SunCoke Liability” shall have the meaning set forth in Section 2.6(b).

ARTICLE II

THE SEPARATION

2.1. Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the IPO Closing Date, but in any case, prior to the closing of the IPO, in accordance with the Plan of Reorganization and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date hereof:

(i) Sunoco shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to SunCoke, or certain of SunCoke’s Subsidiaries designated by SunCoke, and SunCoke or such Subsidiaries shall accept from Sunoco and its applicable Subsidiaries, all of Sunoco’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the SunCoke Assets (it being understood that if any SunCoke Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SunCoke Asset may be assigned, transferred, conveyed and delivered to SunCoke as a result of the transfer of all of the equity interests in such Transferred Entity from Sunoco or its applicable Subsidiaries to SunCoke or its applicable Subsidiaries);

(ii) SunCoke and certain of its Subsidiaries designated by SunCoke shall accept, assume and agree faithfully to perform, discharge and fulfill all the SunCoke Liabilities in accordance with their respective terms. SunCoke and such Subsidiaries shall be responsible for all SunCoke Liabilities, regardless of when or where such SunCoke Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such SunCoke Liabilities are asserted or determined (including any SunCoke Liabilities arising out of claims made by Sunoco’s or SunCoke’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Sunoco Group or the SunCoke Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Sunoco Group or the SunCoke Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Sunoco shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to certain of its other Subsidiaries designated by Sunoco, and such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by Sunoco to be so assigned, transferred, conveyed and delivered; and

(iv) Sunoco and certain of its Subsidiaries designated by Sunoco shall accept and assume from certain of its other Subsidiaries designated by Sunoco and agree faithfully to perform, discharge and fulfill certain Excluded Liabilities of such other Subsidiaries specified by Sunoco, and Sunoco and its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any such Excluded Liabilities arising out of claims made by Sunoco’s or SunCoke’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Sunoco Group or the SunCoke Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Sunoco Group or the SunCoke Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the SunCoke Assets and the assumption of the SunCoke Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on the date that such SunCoke Assets are assigned, transferred, conveyed or delivered or such SunCoke Liabilities are assumed (i) Sunoco shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Sunoco’s and its Subsidiaries’ (other than SunCoke and its Subsidiaries) right, title and interest in and to the SunCoke Assets to SunCoke and its Subsidiaries, and (ii) SunCoke shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the SunCoke Liabilities by SunCoke and its Subsidiaries. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Sunoco Transfer Documents”.

(c) In the event that at any time or from time to time (whether prior to or after any Separation Date), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any other Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

(d) SunCoke hereby waives compliance by each and every member of the Sunoco Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SunCoke Assets to any member of the SunCoke Group.

(e) Sunoco hereby waives compliance by each and every member of the SunCoke Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Sunoco Group.

2.2. SunCoke Assets.

(a) For purposes of this Agreement, “SunCoke Assets” shall mean (without duplication):

(i) All Assets that are expressly provided by this Agreement or any other Ancillary Agreement as Assets to be transferred to SunCoke or any other member of the SunCoke Group, including the Assets listed on Schedule 2.2(a)(i);

(ii)(A) all SunCoke Contracts and (B) all issued and outstanding equity interests in the wholly owned Subsidiaries of Sunoco that shall have been contributed to, or otherwise transferred, conveyed, or assigned to, the SunCoke Group pursuant to the Plan of Reorganization on or prior to the Separation Date (such Subsidiaries, the “Transferred Entities”);

(iii) all Assets reflected as assets of SunCoke or its Subsidiaries on the SunCoke Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SunCoke Balance Sheet;

(iv) all SunCoke Intellectual Property, SunCoke Software and SunCoke Technology; and

(v) except as contemplated by Section 2.5(b), any and all Assets owned or held immediately prior to the Separation Date by Sunoco or any of its Subsidiaries that are used primarily in the SunCoke Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a SunCoke Asset. No Asset shall be deemed to be a SunCoke Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the terms of an Ancillary Agreement unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed a SunCoke Asset solely as a result of this clause (v) unless a claim with respect thereto is made by SunCoke on or prior to the first anniversary of the Separation Date.

Notwithstanding the foregoing, the SunCoke Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b). All rights of the SunCoke Group in respect of Sunoco insurance policies are set forth in Section 6.5 and shall not otherwise be included in the SunCoke Assets.

(b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i) any and all Assets that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Sunoco or any other member of the Sunoco Group;

(ii) any cash or cash equivalents withdrawn from SunCoke Accounts in accordance with Section 2.9(e);

(iii) the Sunoco Intellectual Property, Sunoco Software and the Sunoco Technology; and

(iv) any and all Assets of any members of the Sunoco Group that are not SunCoke Assets.

2.3. SunCoke Liabilities.

(a) For the purposes of this Agreement, “SunCoke Liabilities” shall mean (without duplication):

(i) all Liabilities, including any Environmental Liabilities and any Liability relating to the protection of human and occupational health and safety, the protection or restoration of, or prevention of harm to, the environment or natural resources, relating to, arising out of or resulting from:

(A) the operation of the SunCoke Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation of any business conducted by any member of the SunCoke Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any SunCoke Assets (including any SunCoke Contracts and any real property and leasehold interests);

in any such case whether arising before, on or after the Separation Date;

(ii) any and all Liabilities that are expressly provided by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SunCoke or any member of the SunCoke Group, and all agreements, obligations and Liabilities of any member of the SunCoke Group under this Agreement or any of the other Ancillary Agreements;

(iii) all Liabilities relating to, arising out of or resulting from the SunCoke Financing Arrangements.

(iv) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the SunCoke Business;

(v) all Liabilities reflected as liabilities or obligations of SunCoke or its Subsidiaries on the SunCoke Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SunCoke Balance Sheet; and

(vi) all Liabilities arising out of claims made by Sunoco’s or SunCoke’s respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates against any member of the Sunoco Group or the SunCoke Group to the extent relating to, arising out of or resulting from the SunCoke Business.

Notwithstanding the foregoing, the SunCoke Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b) below.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i) any and all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Sunoco or any other member of the Sunoco Group, and all agreements and obligations of any member of the Sunoco Group under this Agreement or any of the other Ancillary Agreements;

(ii) any and all Liabilities of a member of the Sunoco Group to the extent relating to, arising out of or resulting from any Excluded Assets;

(iii) any and all Liabilities of any members of the Sunoco Group that are not SunCoke Liabilities.

2.4. Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a) To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the SunCoke Group at the Separation Date or is owned or held by a member of the SunCoke Group after the Separation Date, from and after the Separation Date:

(i) SunCoke shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Sunoco or certain of its Subsidiaries designated by Sunoco, and Sunoco or such Subsidiaries shall accept from SunCoke and its applicable Subsidiaries, all of SunCoke’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) Sunoco and certain of its Subsidiaries designated by Sunoco will promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.1(a)(iii), 2.1(a)(iv), 2.4(a)(i) and 2.4(a)(ii) and without any additional consideration therefor: (A) SunCoke shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of SunCoke’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Sunoco and its Subsidiaries, and (B) Sunoco shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by Sunoco. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “SunCoke Transfer Documents” and, together with the Sunoco Transfer Documents, the “Transfer Documents.”

2.5. Approvals and Notifications.

(a) To the extent that the transfer or assignment of any SunCoke Asset, the assumption of any SunCoke Liability, the Separation, the IPO or the Distribution requires any Approvals or Notifications, the parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable, at the times indicated on such Schedule; provided, however, that, except to the extent expressly provided in this Agreement or any of the other Ancillary Agreements, neither Sunoco nor SunCoke shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to the SunCoke Group of any SunCoke Assets or assumption by the SunCoke Group of any SunCoke Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation, the IPO or the Distribution, that has not been obtained or made by the Separation Date then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the SunCoke Group of such SunCoke Assets or the assumption by the SunCoke Group of such SunCoke Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SunCoke Assets or SunCoke Liabilities shall continue to constitute SunCoke Assets and SunCoke Liabilities for all other purposes of this Agreement.

(c) If any transfer or assignment of any SunCoke Asset or any assumption of any SunCoke Liabilities intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Separation Date, whether as a result of the provisions of Section 2.5(b) or for any other reason, then, insofar as reasonably possible, the member of the Sunoco Group retaining such SunCoke Asset or such SunCoke Liability, as the case may be, shall thereafter hold such SunCoke Asset or SunCoke Liability, as the case may be, for the use and benefit of the member of the SunCoke Group entitled thereto (at the expense of the member of the SunCoke Group entitled thereto). In addition, the member of the Sunoco Group retaining such SunCoke Asset or such SunCoke Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SunCoke Asset or SunCoke Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SunCoke Group to whom such SunCoke Asset is to be transferred or assigned, or which will assume such SunCoke Liability, as the case may be, in order to place such member of the SunCoke Group in a substantially similar position as if such SunCoke Asset or SunCoke Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such SunCoke Asset or SunCoke Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such SunCoke Asset or SunCoke Liability, as the case may be, is to inure from and after the Separation Date to the SunCoke Group.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SunCoke Asset or the deferral of assumption of any SunCoke Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SunCoke Asset or the assumption of any SunCoke Liability have been removed, the transfer or assignment of the applicable SunCoke Asset or the assumption of the applicable SunCoke Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Any member of the Sunoco Group retaining a SunCoke Asset or SunCoke Liability due to the deferral of the transfer or assignment of such SunCoke Asset or the deferral of the assumption of such SunCoke Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SunCoke or the member of the SunCoke Group entitled to the SunCoke Asset or SunCoke Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SunCoke or the member of the SunCoke Group entitled to such SunCoke Asset or SunCoke Liability.

2.6. Novation of SunCoke Liabilities.

(a) SunCoke shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute SunCoke Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the SunCoke Group, so that, in any such case, the members of the SunCoke Group will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in any of the other Ancillary Agreements, neither Sunoco nor SunCoke shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Sunoco or SunCoke is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Sunoco Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SunCoke Liability”), SunCoke shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Sunoco Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Sunoco Group that constitute Unreleased SunCoke Liabilities from and after the Separation Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Sunoco Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SunCoke Liabilities shall otherwise become assignable or able to be novated, Sunoco shall promptly assign, or cause to be assigned, and SunCoke shall assume, such Unreleased SunCoke Liabilities without exchange of further consideration.

2.7. Novation of Liabilities other than SunCoke Liabilities.

(a) Each of Sunoco and SunCoke, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which a member of the Sunoco Group and a member of the SunCoke Group are jointly or severally liable and that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Sunoco Group, so that, in any such case, the members of the Sunoco Group will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in any of the other Ancillary Agreements, neither Sunoco nor SunCoke shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Sunoco or SunCoke is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SunCoke Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Excluded Liability”), Sunoco shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SunCoke Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SunCoke Group that constitute Unreleased Excluded Liabilities from and after the Separation Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the SunCoke Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Excluded Liabilities shall otherwise become assignable or able to be novated, SunCoke shall promptly assign, or cause to be assigned, and Sunoco shall assume, such Unreleased Excluded Liabilities without exchange of further consideration.

2.8. Termination of Agreements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 5.1 hereof, SunCoke and each member of the SunCoke Group, on the one hand, and Sunoco and each member of the Sunoco Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SunCoke and/or any member of the SunCoke Group, on the one hand, and Sunoco and/or any member of the Sunoco Group, on the other hand, effective as of the IPO Closing Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the date hereof. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any other Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.8(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute SunCoke Assets or SunCoke Liabilities, they shall be assigned pursuant to Section 2.1); (iv) any intercompany accounts payable or accounts receivable accrued as of the IPO Closing Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Sunoco or SunCoke, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any other agreements, arrangements, commitments or understandings that this Agreement or any other Ancillary Agreement expressly contemplates will survive the IPO Closing Date.

2.9. Bank Accounts; Cash Balances.

(a) Sunoco and SunCoke each agrees to take, or cause the respective members of their respective Groups to take, at the IPO Closing Date (or such earlier time as Sunoco and SunCoke may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SunCoke or any other member of the SunCoke Group (collectively, the “SunCoke Accounts”) so that such SunCoke Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Sunoco or any other member of the Sunoco Group (collectively, the “Sunoco Accounts”).

(b) Sunoco and SunCoke each agrees to take, or cause the respective members of their respective Groups to take, at the IPO Closing Date (or such earlier time as Sunoco and SunCoke may agree), all actions necessary to amend all SunCoke Contracts governing the Sunoco Accounts so that such Sunoco Accounts, if currently linked to a SunCoke Account, are de-linked from the SunCoke Accounts.

(c) It is intended that, following consummation of the actions contemplated by Sections 2.9(a) and 2.9(b), there will be in place a centralized cash management process pursuant to which the SunCoke Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by SunCoke.

(d) It is intended that, following consummation of the actions contemplated by Sections 2.9(a) and 2.9(b), there will continue to be in place a centralized cash management process pursuant to which the Sunoco Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Sunoco.

(e) With respect to any outstanding checks issued by Sunoco, SunCoke, or any of their respective Subsidiaries prior to the Separation, such outstanding checks shall be honored following the Separation by the Person or Group owning the account on which the check is drawn.

(f) As between Sunoco and SunCoke (and the members of their respective Groups) all payments made and reimbursements received after the Separation by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

2.10. Other Ancillary Agreements. Effective as of the date hereof, each of Sunoco and SunCoke will execute and deliver all Ancillary Agreements to which it is a party (other than the Transfer Documents, which will be executed on or prior to the IPO Closing Date, but in any case, prior to the closing of the IPO).

2.11. Disclaimer of Representations and Warranties. EACH OF SUNOCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SUNOCO GROUP) AND SUNCOKE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SUNCOKE GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT

OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12. Intellectual Property. Except for intellectual property related agreements which relate specifically to the SunCoke Business and were executed or entered into by the SunCoke Business, Sunoco will retain all licenses, rights and royalty payments in and to any and all existing intellectual property license agreements with third parties, including the sole right to amend or modify such agreements.

2.13. SunCoke Financing Arrangements.

(a) Prior to or concurrently with the IPO Closing Date, SunCoke shall enter into the SunCoke Financing Arrangements, on such terms and conditions as agreed by Sunoco (including the amount that shall be borrowed pursuant to the Financing Arrangements and the interest rates for such borrowings). SunCoke agrees to take all such reasonable action as may be necessary to ensure that SunCoke shall assume all obligations under the SunCoke Financing Arrangements and the full release and discharge of each of Sunoco and any other member of the Sunoco Group of all of its obligations thereunder as of the IPO Closing Date. Sunoco and SunCoke shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the SunCoke Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the SunCoke Financing Arrangements and such assumption, release and discharge. The parties agree that SunCoke, and not Sunoco, shall be responsible for all costs and expenses incurred by any member of the Sunoco Group or SunCoke Group associated with the SunCoke Financing Arrangements.

(b) On the IPO Closing Date, SunCoke will borrow such amounts pursuant to the Term Loan Facility and issue such amounts in High Yield Notes as determined by Sunoco (collectively, the “Financing Proceeds”). On the IPO Closing Date, SunCoke shall pay $575,000,000 of the Financing Proceeds to Sunoco in satisfaction of one or more intercompany receivables owed by one or more members of the SunCoke Group to one or more members of the Sunoco Group (the “Receivable Payment”). SunCoke shall be responsible for all third-party costs and expenses incurred and payable by SunCoke associated with the SunCoke Financing Arrangements.

ARTICLE III

THE IPO AND ACTIONS PENDING THE IPO

3.1. Transactions Prior to the IPO.

(a) Subject to the conditions specified in Section 3.3, Sunoco and SunCoke shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1.

(b) SunCoke shall file the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by Law or by the Underwriting Agreement, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the SEC or federal, state or foreign securities Laws. Sunoco and SunCoke shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the SunCoke Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Sunoco and SunCoke shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Sunoco and shall comply with its obligations thereunder.

(d) Sunoco and SunCoke shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(e) SunCoke shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the IPO.

(f) SunCoke shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the SunCoke Common Stock issued in the IPO on the NYSE, subject to official notice of issuance.

(g) SunCoke shall participate in the preparation of materials and presentations as Sunoco or the Underwriters shall deem necessary or desirable.

(h) Other than the SEC registration fee and the FINRA fee, which were paid by SunCoke, Sunoco shall pay all third-party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters’ discount as provided in the Underwriting Agreement.

3.2. The Exchange. Prior to the IPO Closing Date, Sunoco may enter into certain arrangements with the underwriters in the IPO or their affiliates (the “Debt Exchange Parties”) regarding the exchange of certain debt obligations of Sunoco held by the Debt Exchange Parties as principals for their own account for SunCoke Common Stock held by Sunoco (the “Exchange”).

(a) Sunoco and SunCoke shall take all reasonable action as may be necessary to facilitate the Exchange including, without limitation: (A) the disclosure of the Exchange, as reasonably appropriate in the IPO Registration Statement, (B) the entry by SunCoke into such agreements as required to effectuate any arrangements made by Sunoco with respect to SunCoke Common Stock in connection with the Exchange (including without limitation the registration and sale of any such SunCoke Common Stock not sold in the IPO as set forth in (b) below) and (C) the sale of any SunCoke Common Stock in the Exchange in conjunction with the IPO.

(b) None of Sunoco, SunCoke or the Debt Exchange Parties has any obligation to participate in the Exchange. If the Exchange occurs and the Underwriters are not able to sell in the IPO all of the SunCoke Common Stock delivered by Sunoco in the Exchange, at Sunoco’s request SunCoke shall grant the Underwriters registration rights for the SunCoke Common Stock.

(c) Sunoco shall pay all third-party costs and expenses incurred by any member of the Sunoco Group associated with the Exchange.

3.3. Proceeds of the IPO.

The IPO shall be effected to permit the Underwriters to sell all or a portion of the SunCoke Common Stock that the Debt Exchange Parties receive in the Exchange, and, accordingly, the Debt Exchange Parties will receive any cash proceeds from such sale of SunCoke Common Stock in the IPO.

3.4. Conditions Precedent to Consummation of the IPO.

(a) As soon as practicable after the date of this Agreement, the parties hereto shall use their reasonable best efforts to satisfy the following conditions to the consummation of the IPO. The obligations of the parties to consummate the IPO shall be conditioned on the satisfaction, or waiver by Sunoco in its sole discretion, of the following conditions:

(i) The Separation shall have been completed in accordance with the provisions of Section 2 and the Plan of Reorganization.

(ii) The IPO Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the SEC.

(iii)(1) The SunCoke Financing Arrangements have been executed and delivered and (2) Sunoco has received the Receivable Payment in an amount equal to $575,000,000.

(iv) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions)

referenced in Section 3.1(e) shall have been taken and, where applicable, have become effective or been accepted.

(v) The SunCoke Common Stock to be issued in the IPO shall have been accepted for listing on the NYSE, on official notice of issuance.

(vi) The Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(vii) SunCoke shall have entered into the Underwriting Agreement and all conditions to the obligations of Sunoco, SunCoke and the Underwriters shall have been satisfied or waived.

(viii) The Exchange shall have been completed.

(ix) Sunoco shall be satisfied in its sole discretion that it will own at least 80.1% of the total voting power with respect to the election and removal of directors of the outstanding SunCoke Common Stock following the IPO; and Sunoco shall be satisfied in its sole discretion that all other conditions to permit the Distribution to qualify as a tax-free distribution to Sunoco, SunCoke and Sunoco’s stockholders shall, to the extent applicable as of the time of the IPO, be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

(x) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement or any other Ancillary Agreement shall be in effect.

(xi) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the Separation and the IPO in order to assure the successful completion of the Separation and the IPO and the other transactions contemplated by this Agreement shall have been taken.

(xii) This Agreement shall not have been terminated.

(xiii) No event or development shall have occurred or exist or be expected to occur that, in the judgment of the Sunoco Board, in its sole discretion, makes it inadvisable to effect the Separation, the Exchange or the IPO.

(b) The foregoing conditions are for the sole benefit of Sunoco and shall not give rise to or create any duty on the part of Sunoco or the Sunoco Board to waive or not waive such conditions or in any way limit Sunoco’s right to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the Sunoco Board prior to the IPO concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.4 shall be conclusive.

3.5. Charter; Bylaws.

At or prior to the IPO Closing Date, Sunoco and SunCoke shall each take all actions that may be required to provide for the adoption by SunCoke of the Restated Certificate of Incorporation of SunCoke substantially in the form attached as Exhibit A and the Amended and Restated Bylaws of SunCoke substantially in the form attached as Exhibit B.

ARTICLE IV

THE DISTRIBUTION

4.1. The Distribution.

(a) SunCoke shall cooperate with Sunoco to accomplish the Distribution and shall, at Sunoco’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of SunCoke Common Stock on an appropriate registration form or forms to be designated by Sunoco. Sunoco shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Sunoco. SunCoke and Sunoco, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to Section 4.3 hereof, on or prior to the Distribution Date, Sunoco will deliver to the Agent for the benefit of holders of record of Sunoco Common Stock on the Record Date all of the outstanding shares of SunCoke Common Stock then owned by Sunoco or any member of the Sunoco Group (including, if such shares are represented by one or more stock certificates, such stock certificates, endorsed by Sunoco in blank), and shall cause the transfer agent for the shares of Sunoco Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of SunCoke Common Stock to each such holder or designated transferee or transferees of such holder. The Distribution shall be effective at 12:01 a.m. Eastern Standard Time on the Distribution Date or at such other time as the parties may agree.

(c) Subject to Section 4.4, each holder of Sunoco Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of SunCoke Common Stock equal to the number of shares of Sunoco Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of SunCoke Common Stock beneficially owned by Sunoco or any other member of the Sunoco Group on the Record Date and the denominator of which is the number of shares of Sunoco Common Stock outstanding on the Record Date.

4.2. Actions Prior to the Distribution.

(a) Sunoco and SunCoke shall prepare and mail, prior to any Distribution Date, to the holders of Sunoco Common Stock, such information concerning SunCoke, its business, operations and management, the Distribution and such other matters as Sunoco shall reasonably determine and as may be required by Law. Sunoco and SunCoke will prepare, and SunCoke will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Sunoco determines are necessary or desirable to effectuate the Distribution and Sunoco and SunCoke shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b) Sunoco and SunCoke shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c) Sunoco and SunCoke shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.3 (subject to Section 11.2(b)) to be satisfied and to effect the Distribution on any Distribution Date.

(d) SunCoke shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SunCoke Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

4.3. Conditions to Distribution.

(a) Following the consummation of the IPO, Sunoco currently intends to effect the Distribution by means of a spin-off. Sunoco shall, in its sole discretion, determine the terms of the Distribution, including, without limitation, the form (including whether to effect the transaction as a spin-off, a split-off or a combination of both transactions), structure and all other terms of any transaction and/or offering to effect the Distribution. Subject to any restrictions contained in the Underwriting Agreement, Sunoco shall have the sole discretion to determine the date of consummation of the Distribution at any time after the IPO Closing Date; and such date as so determined by Sunoco is referred to herein as the “Distribution Date.” The consummation of the Distribution will be subject to the satisfaction, or waiver by Sunoco in its sole discretion, of the following conditions:

(i) The private letter ruling received by Sunoco from the IRS prior to the date hereof in connection with the transactions contemplated hereby shall continue in effect and such ruling shall be in form and substance satisfactory to Sunoco in its sole discretion, and Sunoco’s receipt of an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Sunoco, to the effect that the Contribution and the Distribution, taken together, will qualify as a transaction that is described in Section 355(a) and 368(a)(1)(D) of the Code.

(ii) All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(iii) The actions and filings necessary or appropriate under applicable securities laws in connection with the Distribution will have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority.

(iv) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be in effect, and no other event outside the control of Sunoco shall have occurred or failed to occur that prevents the consummation of the Distribution or any of the related transactions.

(v) The approval for listing on the NYSE for the shares of the SunCoke Common Stock to be distributed to the Sunoco stockholders in the Distribution shall have been obtained.

(vi) No other events or developments shall have occurred subsequent to the completion of the IPO that, in the judgment of the Sunoco Board, would result in the Distribution not being in the best interest of Sunoco or its shareholders.

(b) The foregoing conditions are for the sole benefit of Sunoco and shall not give rise to or create any duty on the part of Sunoco or the Sunoco Board to waive or not waive such conditions or in any way limit Sunoco’s right to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the Sunoco Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.3 shall be conclusive.

4.4. Fractional Shares. As soon as practicable after the Distribution Date, Sunoco shall direct the Agent to determine the number of whole shares and fractional shares of SunCoke Common Stock allocable to each holder of record or beneficial owner of Sunoco Common Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole discretion, determining when, how, through which broker-dealer at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1. Release of Pre-Closing Claims.

(a) Except as provided in Section 5.1(c) and 5.1(d), effective as of the IPO Closing Date, SunCoke does hereby, for itself and each other member of the SunCoke Group, their respective Affiliates (other than any member of the Sunoco Group), successors and assigns, and all Persons who at any time prior to the IPO Closing Date have been stockholders, directors, officers, agents or employees of any member of the SunCoke Group (in each case, in their respective capacities as such), remise, release and forever discharge Sunoco and the members of the Sunoco Group, their respective Affiliates (other than any member of the SunCoke Group), successors and assigns, and all Persons who at any time prior to the IPO Closing Date have been stockholders, directors, officers, agents or employees of any member of the Sunoco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Closing Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

(b) Except as provided in Section 5.1(c), effective as of the IPO Closing Date, Sunoco does hereby, for itself and each other member of the Sunoco Group, their respective Affiliates (other than any member of the SunCoke Group), successors and assigns, and all Persons who at any time prior to the IPO Closing Date have been stockholders, directors, officers, agents or employees of any member of the Sunoco Group (in each case, in their respective capacities as such), remise, release and forever discharge SunCoke, the respective members of the SunCoke Group, their respective Affiliates (other than any member of the Sunoco Group), successors and assigns, and all Persons who at any time prior to the IPO Closing Date have been stockholders, directors, officers, agents or employees of any member of the SunCoke Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Closing Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

(c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any other Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto not to terminate as of the IPO Closing Date, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Sunoco Group or the SunCoke Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the IPO Closing Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the IPO Closing Date;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the IPO Closing Date;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(vi) any liability for any intercompany receivable intended to be repaid as described in Section 2.13(b); or

(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release Sunoco from honoring its existing obligations to indemnify any director, officer or employee of SunCoke who was a director, officer or employee of Sunoco on or prior to the IPO Closing Date, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SunCoke Liability, SunCoke shall indemnify Sunoco for such Liability (including Sunoco’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d) SunCoke shall not make, and shall not permit any member of the SunCoke Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Sunoco or any member of the Sunoco Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Sunoco shall not, and shall not permit any member of the Sunoco Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SunCoke or any member of the SunCoke Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of Sunoco and SunCoke, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the IPO Closing Date, between or among SunCoke or any member of the SunCoke Group, on the one hand, and Sunoco or any member of the SunCoke Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the IPO Closing Date), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

5.2. Indemnification by SunCoke. Except as provided in Section 5.4, SunCoke shall, and shall cause the other members of the SunCoke Group to, indemnify, defend and hold harmless Sunoco, each member of the Sunoco Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Sunoco Indemnitees”), from and against any and all Liabilities of the Sunoco Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of SunCoke or any other member of the SunCoke Group or any other Person to pay, perform or otherwise promptly discharge any SunCoke Liabilities or SunCoke Contract in accordance with its respective terms, whether prior to or after the Separation Date or the date hereof;

(b) the SunCoke Business, any SunCoke Liability or any SunCoke Contract;

(c) any breach by SunCoke or any member of the SunCoke Group of this Agreement or any of the other Ancillary Agreements;

(d) any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of SunCoke or its Subsidiaries by Sunoco or any of its Subsidiaries (other than SunCoke or its Subsidiaries) that survives following the Separation Date; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any IPO Registration Statement or Prospectus (including in any amendments or supplements thereto) other than any such statement or omission in the Registration Statement or Prospectus furnished by Sunoco solely in respect of the Sunoco Group.

5.3. Indemnification by Sunoco. Sunoco shall indemnify, defend and hold harmless SunCoke, each member of the SunCoke Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SunCoke Indemnitees”), from and against any and all Liabilities of the SunCoke Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of Sunoco or any other member of the Sunoco Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Separation Date or the date hereof;

(b) the Excluded Liabilities; and

(c) any breach by Sunoco or any member of the Sunoco Group of this Agreement or any of the other Ancillary Agreements.

5.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any other Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

(c) The parties intend that any indemnification or reimbursement payment in respect of a Liability pursuant to this Article V or Article VI shall be (i) reduced to take into account the amount of any Tax Benefit (as defined in the Tax Sharing Agreement) to the indemnified or reimbursed Person resulting from the Liability so indemnified or reimbursed and (ii) increased so that the amount of such payment, reduced by the amount of all Income Taxes (as defined in the Tax Sharing Agreement) payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Person receiving such payment would otherwise be entitled to receive pursuant to this Agreement. For purposes of this Section 5.4(c), the amount of any Tax Benefit and any Income Taxes shall be calculated on the basis that the indemnified or reimbursed Person is subject to the highest marginal regular statutory income Tax rate, has sufficient taxable income to permit the realization or receipt of any relevant Tax Benefit at the earliest possible time and is not subject to the alternative minimum tax.

5.5. Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Sunoco Group or the SunCoke Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any other Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.5(d), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party.

(e) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly against any Indemnitee.

(f) The above provisions of this Section 5.5 and the provisions of Section 5.6 do not apply to Taxes (Taxes being governed by the Tax Sharing Agreement). In the case of any conflict between this Agreement and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.

5.6. Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b) Any claim on account of a Liability which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

5.7. Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

5.8. Survival of Indemnities. The rights and obligations of each of Sunoco and SunCoke and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

5.9. Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6 and this Article V:

(a) On or prior to the Separation Date or as soon as practicable thereafter, SunCoke shall (with the reasonable cooperation of the applicable member(s) of the Sunoco Group) use its reasonable best efforts to have any member(s) of the Sunoco Group removed as guarantor of or obligor for any SunCoke Liability to the extent that they relate to SunCoke Liabilities.

(b) On or prior to the Separation Date, to the extent required to obtain a release from a guarantee (a “Guarantee Release”) of any member of the Sunoco Group, SunCoke shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SunCoke would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If the parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.9, (i) SunCoke shall, and shall cause the other members of the SunCoke Group to, indemnify, defend and hold harmless each of the Sunoco Indemnitees for any Liability arising from or relating to such guarantee and shall, as agent or subcontractor for the applicable Sunoco Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) SunCoke shall not, and shall cause the other members of the SunCoke Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Sunoco Group is or may be liable unless all obligations of the members of the Sunoco Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Sunoco in its sole discretion.

ARTICLE VI

INTERIM OPERATIONS AND CERTAIN OTHER MATTERS

6.1. Financial Covenants. SunCoke agrees that, for so long as Sunoco is required to consolidate the results of operations and financial position of SunCoke and any other members of the SunCoke Group or to account for its investment in SunCoke or any other member of the SunCoke Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Disclosure of Financial Controls. SunCoke will, and will cause each other member of the SunCoke Group to, maintain, as of and after the IPO Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; SunCoke will, and will cause each other member of the SunCoke Group to, maintain as of and after the IPO Closing Date internal systems and procedures that will provide reasonable assurance that (A) SunCoke’s annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the SunCoke Group are recorded as necessary to permit the preparation of SunCoke’s annual and quarterly financial statements, (C) the receipts and expenditures of members of the SunCoke Group are authorized at the appropriate level within SunCoke, and (D) unauthorized use or disposition of the assets of any member of the

SunCoke Group that could have material effect on SunCoke’s annual and quarterly financial statements is prevented or detected in a timely manner.

(b) Fiscal Year. SunCoke will, and will cause each member of the SunCoke Group organized in the U.S. to, maintain a fiscal year that commences and ends on the same calendar days as Sunoco’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Sunoco’s monthly accounting periods commence and end.

(c) Monthly Financial Reports. No later than eight (8) Business Days after the end of each month (including the last month of Sunoco’s fiscal year), SunCoke will deliver to Sunoco a consolidated income statement and, if requested by Sunoco, income statements for each SunCoke Affiliate which is consolidated with SunCoke, for such period. SunCoke will also deliver to Sunoco a consolidated balance sheet and statement of cash flows for SunCoke for such period and, if requested, balance sheets and statements of cash flow for each SunCoke Affiliate which is consolidated with SunCoke, no later than ten (10) Business Days after the end of each monthly accounting period of SunCoke (including the last monthly accounting period of SunCoke of each fiscal year). The income statements, balance sheets and statements of cash flows will be in a such format and detail as Sunoco may request. As long as Sunoco is required to consolidate the results of operations and financial position of SunCoke in its financial statements, the information supporting such statements shall be submitted electronically for inclusion in Sunoco’s financial reporting systems by such date to permit timely preparation of Sunoco’s consolidated financial statements. In addition, if SunCoke makes adjustments or other corrections to such financial information, adjustments or other corrections will be delivered by SunCoke to Sunoco as soon as practicable, and in any event within eight (8) hours thereafter.

(d) Quarterly and Annual Financial Statements. SunCoke shall establish a disclosure committee (the “Disclosure Committee”) for the purposes of review and approval of SunCoke’s Form 10-Qs and Form 10-Ks and other significant filings with the Securities and Exchange Commission prior to the filing of such documents. Sunoco will have sole discretion to select up to three (3) of its employees to participate in all meetings of such committee for the purpose of reviewing the consistency of such documents with similar documents or other disclosures of Sunoco. Distribution of documents by SunCoke for review by Sunoco should be made at the time such documents are distributed to the SunCoke participants and should provide a reasonable period for review prior to the applicable meeting. The management of SunCoke shall be solely liable for the completeness and accuracy of any such filings, including any financial statements included therein. SunCoke will cause each of its principal executive and principal financial officers to sign and deliver to Sunoco the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and will include the certifications in SunCoke’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K.

(e) Conformance with Sunoco Financial Presentation. All information provided by any SunCoke Group member to Sunoco or filed with the SEC pursuant to Section 6.1(c) through (f) inclusive will be consistent in terms of format and detail and otherwise with Sunoco’s policies with respect to the application of GAAP and practices in effect on the IPO Closing Date with respect to the provision of such financial information by such SunCoke Group member to Sunoco, with such changes therein as may be required by GAAP or requested by Sunoco from time to time consistent with changes in such accounting principles and practices.

(f) Budgets and Financial Projections. SunCoke will, as promptly as practicable, deliver to Sunoco copies of all annual budgets and periodic financial projections (consistent in terms of format and detail and otherwise required by Sunoco) relating to SunCoke on a consolidated basis and will provide Sunoco an opportunity to meet with management of SunCoke to discuss such budgets and projections. SunCoke will continue to provide to Sunoco projections on a monthly basis consistent with past practices, including income, cash flow and operating indicators, as well as capital expenditure detail on a quarterly basis. Such projections will be submitted electronically for inclusion in Sunoco’s management reporting systems.

(g) Other Information. With reasonable promptness, SunCoke will deliver to Sunoco such additional financial and other information and data with respect to the SunCoke Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Sunoco.

(h) Press Releases and Similar Information. SunCoke will consult with Sunoco as to the timing of SunCoke’s quarterly earnings releases and any interim financial guidance for a current or future period and will give Sunoco the opportunity to review the information therein relating to the SunCoke Group and to comment thereon. Sunoco and SunCoke will make reasonable efforts to coordinate the issuance of their respective quarterly earnings releases, which are generally expected to both occur within one business day approximately the same time on the same date. No later than five (5) days prior to the time and date that SunCoke intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, SunCoke will deliver to Sunoco copies of drafts of all press releases and other statements to be made available by any member of the SunCoke Group to its employees or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any SunCoke Group member. No later than four (4) hours prior to the time and date that SunCoke intends to publish its regular quarterly earnings release or any financial guidance for a current or future period, SunCoke will deliver to Sunoco copies of substantially final drafts of all press releases and other statements to be made available by any member of the SunCoke Group to its employees or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any SunCoke Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, SunCoke will consult with Sunoco regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, SunCoke will deliver to Sunoco copies of final drafts of all press releases and other public statements.

(i) Cooperation on Sunoco Filings. SunCoke will cooperate fully, and cause SunCoke’s independent certified public accountants (“SunCoke’s Auditors”) to cooperate fully, with Sunoco to the extent requested by Sunoco in the preparation of Sunoco’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Sunoco with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “Sunoco Public Filings”). SunCoke is responsible for the preparation of its financial statements in accordance with Sunoco’s policies with respect to the application of GAAP and shall indemnify Sunoco for any liabilities it shall incur with respect to inaccuracy of such statements. As long as Sunoco is required to consolidate the results of operations and financial position of SunCoke in its financial statements, SunCoke will continue to prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in Sunoco’s filings with the SEC. Such information and the timing thereof will be consistent with the Sunoco financial statement processes in place prior to the Separation. SunCoke also agrees to provide to Sunoco all other information that Sunoco reasonably requests in connection with any Sunoco Public Filings or that, in the judgment of Sunoco’s legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. SunCoke will provide such information in a timely manner on the dates requested by Sunoco (which may be earlier than the dates on which SunCoke otherwise would be required hereunder to have such information available) to enable Sunoco to prepare, print and release all Sunoco Public Filings on such dates as Sunoco will determine but in no event later than as required by applicable law. SunCoke will use its commercially reasonable efforts to cause SunCoke’s Auditors to consent to any reference to them as experts in any Sunoco Public Filings required under any law, rule or regulation. If and to the extent requested by Sunoco, SunCoke will diligently and promptly review all drafts of such Sunoco Public Filings and prepare in a diligent and timely fashion any portion of such Sunoco Public Filing pertaining to SunCoke. SunCoke management’s responsibility for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or other disclosures which have been made by SunCoke. Prior to any printing or public release of any Sunoco Public Filing, an appropriate executive officer of SunCoke will, if requested by Sunoco, certify that the information relating to any SunCoke Group member in such Sunoco Public Filing is accurate, true, complete and correct in all material respects. Unless required by law, rule or regulation, SunCoke will not publicly release any financial or other information which conflicts with the information with respect to any SunCoke Group member that is included in any Sunoco Public Filing without Sunoco’s prior written consent. Prior to the release or filing thereof, Sunoco will provide SunCoke with a draft of any portion of a Sunoco Public Filing containing information relating to the SunCoke Group and will give SunCoke an opportunity to review such information and comment thereon; provided that Sunoco will determine in its sole discretion the final form and content of all Sunoco Public Filings.

(j) For the avoidance of doubt, SunCoke’s requirements under this Section 6.1 will continue until the reporting for all financial statement periods during which Sunoco was required to consolidate the results of operations and financial position of SunCoke and any other members of the SunCoke Group or to account for its investment in SunCoke or any other member of the SunCoke Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if SunCoke ceases to be a consolidated subsidiary or equity method affiliate of Sunoco on September 30, SunCoke’s obligations with regard to information required for Sunoco’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

6.2. Other Covenants.

(a) For so long as Sunoco beneficially owns at least 50% of the total voting power of SunCoke’s outstanding capital stock entitled to vote in the election of the SunCoke Board:

(i) SunCoke will not, without the prior written consent of Sunoco (which Sunoco may withhold in its sole discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Sunoco to freely sell, transfer, assign, pledge or otherwise dispose of shares of SunCoke Common Stock or would restrict or limit the rights of any transferee of Sunoco as a holder of SunCoke Common Stock. Without limiting the generality of the foregoing, SunCoke will not, without the prior written consent of Sunoco (which Sunoco may withhold in its sole discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Sunoco as a SunCoke stockholder either (i) solely as a result of the amount of Common Stock owned by Sunoco or (ii) in a manner not applicable to SunCoke stockholders generally.

(ii) To the extent that Sunoco is a party to any contracts that provides that certain actions or inactions of Sunoco Affiliates (which for purposes of such contract includes any member of the SunCoke Group) may result in Sunoco being in breach of or in default under such contract and Sunoco has advised SunCoke of the existence, and has furnished SunCoke with copies, of such contracts (or the relevant portions thereof), SunCoke will not take or fail to take, as applicable, and SunCoke will cause the other members of the SunCoke Group not to take or fail to take, as applicable, any actions that reasonably could result in Sunoco being in breach of or in default under any such contract. The parties acknowledge and agree that from time to time Sunoco may in good faith (and not solely with the intention of imposing restrictions on SunCoke pursuant to this covenant) enter into additional contracts or amendments to existing contracts that provide that certain actions or inactions of Sunoco Subsidiaries or Affiliates (including, for purposes of this Section 6.2(a)(ii), members of the SunCoke Group) may result in Sunoco being in breach of or in default under such contracts. In such event, provided Sunoco has notified SunCoke of such additional contracts or amendments to existing contracts, SunCoke will not thereafter take or fail to take, as applicable, and SunCoke will cause the other members of the SunCoke Group not to take or fail to take, as applicable, any actions that reasonably could result in Sunoco being in breach of or in default under any such additional contracts or amendments to existing contracts. Sunoco acknowledges and agrees that SunCoke will not be deemed in breach of this Section 6.2(a)(ii) to the extent that, prior to being notified by Sunoco of an additional contract or an amendment to an existing contract pursuant to this Section 6.2(a)(ii), a SunCoke Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.2(a)(ii) had such action(s) or inaction(s) occurred after such notification, provided that SunCoke does not, after notification by Sunoco, take any further action or fail to take any action that contributes further to such breach or default. SunCoke agrees that any Information provided to it pursuant to this Section 6.2(a)(ii) will constitute Information that is subject to SunCoke’s obligations under Article VII.

(iii) SunCoke will not, and SunCoke will not permit any other member of the SunCoke Group to, without Sunoco’s prior written consent (which Sunoco may withhold in its sole discretion), directly or indirectly, (A) acquire any other businesses or assets or dispose of any of its own assets, in each case with an aggregate value for all such transactions in excess of $20 million or (B) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, whether by way of a purchase of stock or securities, contributions to capital, or otherwise, or the loaning of any funds to third parties, in each case, in excess of $10 million in the aggregate.

(b) For so long as Sunoco beneficially owns at least 80% of the total voting power of SunCoke’s outstanding capital stock entitled to vote in the election of the SunCoke Board, SunCoke will not, without the prior written consent of Sunoco (which it may withhold in its sole discretion), issue any shares of SunCoke Capital Stock or any rights, warrants or options to acquire SunCoke Capital Stock (including, without limitation, securities convertible into or exchangeable for SunCoke Capital Stock), if after giving effect to such issuances and considering all of the shares of SunCoke Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Sunoco could own (a) less than eighty percent (80%) of the total voting power of the outstanding shares of SunCoke Capital Stock entitled to vote in the election of SunCoke directors, (b) less than eighty percent (80%) of the outstanding shares of any class of SunCoke Capital Stock not entitled to vote in the election of SunCoke directors, or (c) less than eighty percent (80%) of the value of the outstanding shares of SunCoke Capital Stock.

6.3. Covenants Relating to the Incurrence of Indebtedness.

(a) SunCoke covenants and agrees that through the Distribution Date, SunCoke will not, and SunCoke will not permit any other member of the SunCoke Group to, without Sunoco’s prior written consent (which Sunoco may withhold in its sole discretion), directly or indirectly, solicit, initiate or encourage any negotiations or discussions with respect to any offer or proposal for SunCoke Indebtedness.

(b) SunCoke covenants and agrees that after the IPO Closing Date and through the Distribution Date, SunCoke will not, and SunCoke will not permit any other member of the SunCoke Group to, without Sunoco’s prior written consent (which Sunoco may withhold in its sole discretion), directly or indirectly, incur any SunCoke Indebtedness, other than, subject to Section 6.3(c), (i) borrowings under the Credit Facility in accordance with its terms as of the IPO Closing Date or (ii) any SunCoke Indebtedness not exceeding, in the aggregate, $5 million.

(c) SunCoke covenants and agrees that after the IPO Closing Date and through the Distribution Date, SunCoke will not, and SunCoke will not permit any other member of the SunCoke Group to, without Sunoco’s prior written consent (which Sunoco may withhold in its sole discretion), create, incur, assume or suffer to exist any SunCoke Indebtedness if the incurrence of such SunCoke Indebtedness would cause Sunoco to be in breach of or in default under any contract the existence of which Sunoco has advised SunCoke, or if the incurrence of such SunCoke Indebtedness could be reasonably likely to adversely impact the credit rating of any commercial Sunoco indebtedness.

(d) In order to implement this Section 6.3, SunCoke will notify Sunoco in writing at least forty-five (45) Business Days prior to the time it or any other member of the SunCoke Group contemplates incurring any SunCoke Indebtedness of its intention to do so and will either (i) demonstrate to Sunoco’s satisfaction that this Section 6.3 will not be violated by such proposed additional SunCoke Indebtedness or (ii) obtain Sunoco’s prior written consent to the incurrence of such proposed additional SunCoke Indebtedness. Any such written notification from SunCoke to Sunoco will include documentation of any existing SunCoke Indebtedness and estimated SunCoke Indebtedness after giving effect to such proposed incurrence of additional SunCoke Indebtedness. Sunoco will have the right to verify the accuracy of such information and SunCoke will cooperate fully with Sunoco in such effort (including, without limitation, by providing Sunoco with access to the working papers and underlying documentation related to any calculations used in determining such information).

6.4. Auditors and Audits; Annual Financial Statements and Accounting. SunCoke agrees that, for so long as Sunoco is required to consolidate the results of operations and financial position of SunCoke and any other members of the SunCoke Group or to account for its investment in SunCoke or any other member of the SunCoke Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(a) Auditor. No member of the SunCoke Group shall change its independent auditors without Sunoco’s prior written consent.

(b) Audit Timing. SunCoke shall use its best efforts to enable its independent auditors to complete their audit such that they will date their opinion on SunCoke’s audited annual financial statements on the same date that Sunoco’s independent certified public accountants (“Sunoco’s Auditors”) date their opinion on Sunoco’s audited annual financial statements (the “Sunoco Annual Statements”), and to enable Sunoco to meet its timetable for the printing, filing and public dissemination of the Sunoco Annual Statements, all in accordance with Section 6.1 hereof and as required by applicable law;

(c) Information Needed by Sunoco. SunCoke shall provide to Sunoco on a timely basis all information that Sunoco reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Sunoco Annual Statements in accordance with Section 6.1 hereof and as required by applicable law. Without limiting the generality of the foregoing, SunCoke will provide all required financial information with respect to the SunCoke Group to SunCoke’s Auditors in a sufficient and reasonable time and in sufficient detail to permit SunCoke’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Sunoco’s Auditors with respect to information to be included or contained in the Sunoco Annual Statements;

(d) Access to SunCoke Auditors. SunCoke shall authorize SunCoke’s Auditors to make available to Sunoco’s Auditors both the personnel who performed, or are performing, the annual audit of SunCoke and work papers related to the annual audit of SunCoke, in all cases within a reasonable time prior to SunCoke’s Auditors’ opinion date, so that Sunoco’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of SunCoke’s Auditors as it relates to Sunoco’s Auditors’ report on

Sunoco’s statements, all within sufficient time to enable Sunoco to meet its timetable for the printing, filing and public dissemination of the Sunoco Annual Statements; and

(e) Access to Records. If Sunoco determines in good faith that there may be some inaccuracy in a SunCoke Group member’s financial statements or deficiency in a SunCoke Group member’s internal accounting controls or operations that could materially impact Sunoco’s financial statements, at Sunoco’s request, SunCoke will provide Sunoco’s internal auditors with access to the SunCoke Group’s books and records so that Sunoco may conduct reasonable audits relating to the financial statements provided by SunCoke under this Agreement as well as to the internal accounting controls and operations of the SunCoke Group.

(f) Notice of Changes. Subject to Section 6.1(g), SunCoke will give Sunoco as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, SunCoke’s accounting estimates or accounting principles from those in effect on the IPO Closing Date. SunCoke will consult with Sunoco and, if requested by Sunoco, SunCoke will consult with Sunoco’s Auditors with respect thereto. SunCoke will not make any such determination or changes without Sunoco’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in SunCoke’s or Sunoco’s financial statements as filed with the SEC or otherwise publicly disclosed therein.

(g) Accounting Changes Requested by Sunoco. Notwithstanding clause (g) above, SunCoke will make any changes in its accounting estimates or accounting principles that are requested by Sunoco in order for SunCoke’s accounting practices and principles to be consistent with those of Sunoco.

(h) Special Reports of Deficiencies or Violations. SunCoke will report in reasonable detail to Sunoco the following events or circumstances promptly after any executive officer of SunCoke or any member of the SunCoke Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SunCoke’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SunCoke’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any SunCoke Group member has formally made to any officers or directors of SunCoke pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(i) For the avoidance of doubt, SunCoke’s requirements under this Section 6.4 will continue until the reporting for all financial statement periods during which Sunoco was required to consolidate the results of operations and financial position of SunCoke and any other members of the SunCoke Group or to account for its investment in SunCoke or any other member of the SunCoke Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements) has been completed. For example, if SunCoke ceases to be a consolidated subsidiary or equity method affiliate of Sunoco on September 30, SunCoke’s obligations with regard to information required for Sunoco’s Form 10-K for the year ended December 31 will remain in effect until such Form 10-K has been filed.

6.5. Insurance Matters.

(a) During the period from the IPO Closing Date through the Distribution Date, Sunoco will, subject to insurance market conditions and other factors beyond Sunoco’s control, maintain, for the protection of SunCoke and its Covered Subsidiaries, policies of insurance that are comparable to those maintained generally for Sunoco and its Covered Subsidiaries during the same period. SunCoke will promptly pay or reimburse Sunoco, as the case may be, for all costs and expenses associated therewith that are allocated by Sunoco to SunCoke and its Covered Subsidiaries in accordance with Sunoco’s practice with respect to the SunCoke Business as of the IPO Closing Date. To the extent Sunoco purchases a new type of insurance, or an amount or level of insurance not previously purchased by Sunoco in order to protect, at least in part, SunCoke or any of its Covered Subsidiaries, that portion of the costs and expenses of such insurance attributable to SunCoke or any of its Covered Subsidiaries, as determined in Sunoco’s sole discretion, shall be reimbursed by SunCoke.

(b) Sunoco and SunCoke agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date. In no event shall Sunoco, any other member of the Sunoco Group or any Sunoco Indemnitee have liability or obligation whatsoever to any member of the SunCoke Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SunCoke Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(c) From and after the Distribution Date, other than as provided in Section 6.5(d), neither SunCoke nor any member of the SunCoke Group shall have any rights to or under any of Sunoco’s or its Affiliates’ insurance policies. At the Distribution Date, SunCoke shall have in effect all insurance programs required to comply with SunCoke’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to SunCoke’s. Such insurance programs may include, but are not limited to, general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, aircraft hull and liability, directors’ and officers’ liability and fiduciary liability.

(d) From and after the Distribution Date, with respect to any losses, damages and liability incurred by any member of the SunCoke Group prior to the Distribution Date, Sunoco will provide SunCoke with access to, and SunCoke may make claims under Sunoco’s third-party insurance policies in place at the time of the Distribution and Sunoco’s historical policies of insurance, but solely to the extent that such policies provided coverage for the SunCoke Group prior to the Distribution; provided, that such access to, and the right to make claims under such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(A) SunCoke shall report, as promptly as practicable claims in accordance with Sunoco’s claim reporting procedures in effect immediately prior to the

Distribution Date (or in accordance with any modifications to such procedures after the Distribution Date communicated by Sunoco to SunCoke in writing);

(B)  SunCoke and its Affiliates shall indemnify, hold harmless and reimburse Sunoco and its Affiliates for any deductibles, self-insured retention, fees and expenses incurred by Sunoco or its Affiliates to the extent resulting from any access to, any claims made by SunCoke or any of its Affiliates under, any insurance provided pursuant to this Section  6.5 (g), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by SunCoke, its employees or third Persons; and

(C)  SunCoke shall exclusively bear (and neither Sunoco nor its Affiliates shall have any obligation to repay or reimburse SunCoke or its Affiliates for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SunCoke or any of its Affiliates under the policies as provided for in this Section  6.5 (g). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SunCoke Group, on the one hand, and the Sunoco Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group submitted to Sunoco’s insurance carrier(s) (including any submissions prior to the Distribution Date). To the extent that the Sunoco Group or the SunCoke Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Sunoco’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Sunoco and SunCoke can mutually agree not to reinstate the policy aggregate and each Group then will bear all of its own future costs.

(e) All payments and reimbursements by SunCoke pursuant to this Section 6.5 will be made within fifteen (15) days after SunCoke’s receipt of an invoice therefor from Sunoco. If Sunoco incurs costs to enforce SunCoke’s obligations herein, SunCoke agrees to indemnify Sunoco for such enforcement costs, including attorneys’ fees.

(f) Sunoco shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SunCoke Liabilities and/or claims SunCoke has made or could make in the future, and no member of the SunCoke Group shall, without the prior written consent of Sunoco, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with Sunoco’s insurers with respect to any of Sunoco’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SunCoke shall cooperate with Sunoco and share such information as is reasonably necessary in order to permit Sunoco to manage and conduct its insurance matters as it deems appropriate. Neither Sunoco nor any of its Affiliates shall have any obligation to secure extended reporting for any claims under any of Sunoco’s or its Affiliates’ liability policies for any acts or omissions by any member of the SunCoke Group incurred prior to the Distribution Date.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Sunoco Group in respect of any insurance policy or any other contract or policy of insurance.

(h) SunCoke does hereby, for itself and each other member of the SunCoke Group, agree that no member of the Sunoco Group shall have any Liability whatsoever as a result of the insurance policies and practices of Sunoco and its Affiliates as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

6.6. Late Payments. Except as expressly provided to the contrary in this Agreement or in any other Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any other Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 5%.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1. Agreement for Exchange of Information; Archives.

(a) Subject to Section 7.8 and any other applicable confidentiality obligations, each of Sunoco and SunCoke, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the IPO Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any other Ancillary Agreement; provided, however, that, in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) After the date hereof, SunCoke shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the Sunoco Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) shall provide, or cause to be provided, to Sunoco in such form as Sunoco shall request, at no charge to Sunoco, all financial and other data and information as Sunoco determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority, including copies of all quarterly and annual financial information and other reports and documents SunCoke intends to file with the SEC prior to such filings (as well as final copies upon filing), and copies of SunCoke’s budgets and financial projections.

7.2. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 or Section 7.7 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3. Compensation for Providing Information. Except as set forth in Section 7.1(c)(ii), the party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

7.4. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the IPO Closing Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the IPO Closing Date in accordance with the policies of Sunoco as in effect on the IPO Closing Date or such other policies as may be adopted by Sunoco after the IPO Closing Date (provided, in the case of SunCoke, that Sunoco notifies SunCoke of any such change). No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 9 of the Tax Sharing Agreement will govern the retention of Tax Records (as defined in the Tax Sharing Agreement).

7.5. Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.4.

7.6. Other Agreements Providing for Exchange of Information.

The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

7.7. Production of Witnesses; Records; Cooperation.

(a) After the IPO Closing Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the parties to provide witnesses pursuant to this Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

(f) In connection with any matter contemplated by this Section 7.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

7.8. Confidentiality.

(a) Subject to Section 7.9, until the five-year anniversary of the Separation, each of Sunoco and SunCoke, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Sunoco’s confidential and proprietary information pursuant to policies in effect as of the IPO Closing Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the IPO Closing Date or any Distribution Date) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement, any other Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any other Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

7.9. Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII

MATTERS RELATING TO EMPLOYEES

8.1. General Principles.

(a) Employment of SunCoke Employees. All SunCoke Employees shall continue to be employees of SunCoke or another member of the SunCoke Group, as the case may be, immediately after the Separation Date.

(b) Assumption and Retention of Liabilities; Related Assets.

(i) As of the Separation Date, except as expressly provided in this Article VIII, the Sunoco Group shall assume or retain and Sunoco hereby agrees to pay, perform, fulfill and discharge, in due course in full (A) all Liabilities under all Sunoco Benefit Plans, (B) all Liabilities with respect to the employment or termination of employment of all Sunoco Employees, Former Sunoco Employees and their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Sunoco Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Sunoco Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Sunoco Group, and (C) any other Liabilities expressly assigned to Sunoco under this Article VIII.

(ii) From and after the Separation Date, except as expressly provided in this Article VIII, SunCoke and the other members of the SunCoke Group shall assume or retain, as applicable, and SunCoke hereby agrees to pay, perform, fulfill and discharge, in due course in full, (A) all Liabilities under all SunCoke Benefit Plans, (B) all Liabilities with respect to the employment or termination of employment of all SunCoke Employees, Former SunCoke Employees and their dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of SunCoke or any member of the SunCoke Group or in any other employment, non-employment, or retainer arrangement, or relationship with SunCoke or any member of the SunCoke Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the SunCoke Group and (C) any other Liabilities expressly assigned to SunCoke or any member of the SunCoke Group under this Article VIII.

(iii) SunCoke Participation in Sunoco Benefit Plans. Except as expressly provided in this Article VIII, effective as of the Separation Date, SunCoke and each other member of the SunCoke Group shall cease to be a Participating Company in any Sunoco Benefit Plan, each SunCoke Employee who is a participant immediately prior to the Separation Date in one or more Sunoco Benefit Plans shall cease active participation in such Sunoco Benefit Plan, and Sunoco and SunCoke shall take all necessary action before the Separation Date to effectuate the foregoing.

(c) Commercially Reasonable Efforts. Sunoco and SunCoke shall use commercially reasonable efforts to (i) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Article VIII; and (ii) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of record keepers, investment managers, providers, insurers, etc.

(d) Regulatory Compliance. Sunoco and SunCoke shall, in connection with the actions taken pursuant to this Article VIII, cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as may be necessary and appropriate to implement the provisions of this Article VIII in a timely manner.

8.2. Annual Bonus Awards.

(a) SunCoke Bonus Awards. SunCoke shall be responsible for determining all bonus awards payable under the SunCoke Incentive Plans for 2011 and SunCoke shall be responsible for all Liabilities with respect to such bonus awards. Each of Messrs. Thomson and Henderson shall be treated as having participated in the SunCoke Incentive Plans beginning on January 1, 2011.

(b) Sunoco Bonus Awards. Sunoco shall retain all Liabilities with respect to any bonus awards payable under the Sunoco Incentive Plans to Sunoco Employees for 2011 and thereafter. In addition, Sunoco shall retain all Liabilities with respect to any portion of bonus awards for 2011 that are payable under Sunoco Incentive Plans to SunCoke Employees, other than the Transferred Employees, who were employees of the Sunoco Group during any portion of the 2011 calendar year. Sunoco shall pay to each such SunCoke Employee the prorated amount of any Sunoco Incentive Plan bonus for the portion of the 2011 calendar year during which such SunCoke Employee provided services to the Sunoco Group in accordance with the Sunoco Incentive Plans. Each of Messrs. Thomson and Henderson shall be treated as having not participated in the Sunoco Incentive Plans during 2011.

8.3. Certain Welfare Benefit Matters.

(a) SunCoke Health and Welfare Plans. SunCoke shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the SunCoke Health and Welfare Plans prior to, on or after the Separation Date.

(b) Sunoco Health and Welfare Plans. Sunoco shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the Sunoco Health and Welfare Plans prior to, on or after the Separation Date.

(c) Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Sunoco Employee or Former Sunoco Employee, shall be retained by Sunoco. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a SunCoke Employee or Former SunCoke Employee shall be retained by SunCoke. To the extent necessary, Sunoco and SunCoke shall cooperate with respect to any notification to appropriate governmental agencies of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(d) COBRA and HIPAA Compliance. Sunoco shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Sunoco Health and Welfare Plans with respect to Sunoco Employees and Former Sunoco Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Sunoco Health and Welfare Plans at any time before, on or after the Separation. SunCoke shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the SunCoke Health and Welfare Plans with respect to SunCoke Employees and Former SunCoke Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the SunCoke Health and Welfare Plans at any time before, on or after the Separation. The parties hereto agree that the consummation of the transactions contemplated by this Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

8.4. Sunoco Defined Pension Plans. Notwithstanding any provision of this Article VIII to the contrary, on and after the Separation, Sunoco shall make payments under any Sunoco Benefit Plan that is a defined benefit plan (each a “Sunoco Pension Plan”) to any SunCoke Employee or SunCoke Former Employee who participated in any such Sunoco Pension Plan prior to the Separation in accordance with the terms of the applicable Sunoco Pension Plan as in effect from time to time.

8.5. Trust Separations.

(a) Assets in respect of benefits accrued under the Retirement Plan for Employees of Dominion Coal Corporation (the “Dominion Coal Plan”) shall be separated from the Sunoco, Inc. Master Retirement Trust (the “Pension Trust”). The parties hereto shall cooperate in good faith to complete such separation on commercially reasonable terms and conditions, no later than the Distribution Date. The parties hereto shall take into consideration the best interests of the participants in the Dominion Coal Plan as determined by the appropriate plan sponsor or fiduciary, including the appointment of a separate trustee and establishment of a separate trust agreement. Upon separation of the Dominion Coal Plan assets from the Pension Trust, such assets shall be transferred to the newly formed trust or funding arrangements established for such plan in accordance with the directions of the applicable plan sponsor or fiduciary.

(b) Assets in respect under the SunCoke Profit Sharing and Retirement Plan and in respect of the Savings Plan for Subsidiaries of SunCoke Energy, Inc. (the “SunCoke 401(k) Plans”) shall be separated from the Sunoco, Inc. Defined Contribution Trust (the “DC Trust”). The parties hereto shall cooperate in good faith to complete such separation on commercially reasonable terms and conditions, no later than the Distribution Date. The parties hereto shall take into consideration the best interests of the participants in the SunCoke 401(k) Plans as determined by the appropriate plan sponsor or fiduciary, including the appointment of a separate trustee and establishment of a separate trust agreement. Upon separation of the assets under the SunCoke 401(k) Plans from the DC Trust, such assets shall be transferred to the newly formed trust or funding arrangements established for such plans in accordance with the directions of the applicable plan sponsor or fiduciary.

8.6. Deferred Compensation.

(a) Sunoco shall retain, or cause any member of the Sunoco Group to retain, all assets and all Liabilities arising out of or relating to the Sunoco, Inc. Savings Restoration Plan, the Sunoco, Inc. Pension Restoration Plan, the Sunoco, Inc. Executive Retirement Plan, the Sunoco, Inc. Executive Involuntary Deferred Compensation Plan, the Sunoco, Inc. Deferred Compensation Plan and all other Sunoco Benefit Plans that provide for nonqualified deferred compensation (the “Sunoco Nonqualified Plans”), and all trusts relating to such Sunoco Benefit Plans, including any grantor or “rabbi trust,” and shall make payments to all participants in such plans who are SunCoke Employees or Former SunCoke Employees and their respective beneficiaries in accordance with the terms of the applicable plan.

(b) Sunoco and SunCoke acknowledge that none of the Separation, the IPO, the Distribution nor any of the other transactions contemplated by this Agreement will trigger a payment or distribution of compensation under the Sunoco Nonqualified Plans for any SunCoke Employee or Former SunCoke Employee and, consequently, that the payment or distribution of any compensation to which any SunCoke Employee or Former SunCoke Employee is entitled under any Sunoco Nonqualified Plan will occur upon such SunCoke Employee’s separation from service from the SunCoke Group or at such other time as provided in such Sunoco Nonqualified Plan or such SunCoke Employee’s deferral election.

8.7. Assignment of Individual Letter Agreements. As of the Separation, Sunoco shall assign to SunCoke, and SunCoke shall assume from Sunoco, all rights and obligations under (a) the Letter Agreement, dated as of September 2, 2010, by and between Frederick Henderson and Sunoco, as amended, and (b) the Letter Agreement, dated as of September 2, 2010, by and between Michael Thomson and Sunoco.

8.8. Treatment of Outstanding Sunoco Equity Awards. Sunoco and SunCoke shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Sunoco Option held by any individual and each outstanding Sunoco Share Unit held by a SunCoke Employee granted under any Sunoco Long-Term Incentive Plan shall be adjusted as set forth in this Section 8.8.

(a) Sunoco Options Held by Sunoco Employees, Former Sunoco Employees and Sunoco Directors. As determined by the Compensation Committee of the Sunoco Board of Directors (the “Committee”) pursuant to its authority under the applicable Sunoco Long-Term Incentive Plan, each Sunoco Option held by a Sunoco Employee, a Former Sunoco Employee or a member of the Sunoco Board of Directors, whether vested or unvested, shall be converted on the Distribution Date into both an adjusted Sunoco Option and a SunCoke Option and shall otherwise be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such Sunoco Option immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(i) the number of shares of Sunoco Common Stock subject to such adjusted Sunoco Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of Sunoco Common Stock subject to such Sunoco Option immediately prior to the Distribution Date by (B) the Sunoco Value Factor by (C) the Sunoco Ratio;

(ii) the number of shares of SunCoke Common Stock subject to such SunCoke Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of Sunoco Common Stock subject to the Sunoco Option immediately prior to the Distribution Date by (B) the SunCoke Value Factor by (C) the SunCoke Ratio;

(iii) the per share exercise price of such adjusted Sunoco Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Sunoco Option immediately prior to the Distribution Date by (B) the Sunoco Ratio;

(iv) the per share exercise price of such SunCoke Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of the Sunoco Option immediately prior to the Distribution Date by (B) the SunCoke Ratio; and

(v) the SunCoke Option shall be fully vested and exercisable;

provided, however, that the exercise price, the number of shares of Sunoco Common Stock and SunCoke Common Stock subject to such options and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Sunoco Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Distribution Date, the exercise price, the number of shares of Sunoco Common Stock and SunCoke Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. In the event that the holder of a SunCoke Option that vests as a result of the operation of Section 8.8(a)(v) voluntarily resigns his or her employment with Sunoco for any reason or Sunoco terminates the employment of any such holder for Just Cause (as defined in the applicable Sunoco Long-Term Incentive Plan) at any time following the Distribution Date and prior to the earlier of (x) the one-year anniversary of the Distribution Date and (y) the end of the originally scheduled vesting date with respect to the relevant Sunoco Option, the holder shall forfeit any such unexercised SunCoke Option and Sunoco shall be entitled to recover from such holder an amount equal to the after-tax proceeds of the sale (including sales to SunCoke) of any shares of SunCoke Common Stock acquired upon the exercise of any such SunCoke Option, less the exercise price paid to acquire any such shares; provided, however, that the forfeiture/recovery right described in this sentence shall not apply following a Change in Control (as defined in the applicable Sunoco Long-Term Incentive Plan).

(b) Sunoco Options Held by SunCoke Employees. As determined by the Committee pursuant to its authority under the applicable Sunoco Long-Term Incentive Plan, each Sunoco Option held by a SunCoke Employee, whether or not vested, shall be converted on the Distribution Date into a SunCoke Option and shall otherwise be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such Sunoco Option immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(i) the number of shares of SunCoke Common Stock subject to such SunCoke Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of Sunoco Common Stock subject to such Sunoco Option immediately prior to the Distribution Date by (B) the SunCoke Ratio; and

(ii) the per share exercise price of such SunCoke Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Sunoco Option immediately prior to the Distribution Date by (B) the SunCoke Ratio;

provided, however, that the exercise price, the number of shares of SunCoke Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Sunoco Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of the Distribution Date, the exercise price, the number of shares of SunCoke Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(c) Sunoco Performance Share Awards (2009-2011 Performance Cycle) Held by SunCoke Employees. As determined by the Committee pursuant to its authority under the applicable Sunoco Long-Term Incentive Plan, each Sunoco Performance Share Award (2009-2011 performance cycle) held by a SunCoke Employee shall be converted on the Distribution Date into a SunCoke Performance Share Award, and shall otherwise be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such Sunoco Performance Share Award immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date, the number of shares of SunCoke Common Stock covered by such SunCoke Performance Share Award, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Sunoco Common Stock covered by such Sunoco Performance Share Award immediately prior to the Distribution Date by (ii) the SunCoke Ratio.

(d) Sunoco Performance Share Awards (2010-2012 Performance Cycle and 2011-2013 Performance Cycle) Held by SunCoke Employees. As determined by the Committee pursuant to its authority under the applicable Sunoco Long-Term Incentive Plan, each Sunoco Performance Share Award (2010-2012 performance cycle and 2011-2013 performance cycle) held by a SunCoke Employee shall be converted on the Distribution Date into a SunCoke CSU Award, and shall otherwise be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such Sunoco Performance Share Award immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date:

(i) the number of shares of SunCoke Common Stock covered by such SunCoke CSU Award, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (A) the target number of shares of Sunoco Common Stock covered by such Sunoco Performance Share Award immediately prior to the Distribution Date by (B) the SunCoke Ratio;

(ii) the vesting of such SunCoke CSU Award shall cease to be subject to satisfaction of performance goals and shall be based solely on continued service with SunCoke through the end of the applicable performance period;

(iii) with respect to the SunCoke Share Units subject to such SunCoke CSU Award, in the event of a change in control of SunCoke, the change in control payment provisions under the applicable Sunoco Long-Term Incentive Plan shall apply only if the change in control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “409A CIC”) and absent a 409A CIC, vested SunCoke Share Units (together with any related dividend equivalents) subject to such SunCoke CSU Award will be settled on the regularly scheduled settlement date; and

(iv) the SunCoke Share Units subject to such SunCoke CSU Award otherwise shall remain subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such Sunoco Performance Share Award immediately prior to the Distribution Date.

(e) Sunoco CSU Awards Held by SunCoke Employees. As determined by the Committee pursuant to its authority under the applicable Sunoco Long-Term Incentive Plan, each Sunoco CSU Award held by a SunCoke Employee as of the Distribution Date shall be converted on the Distribution Date into a SunCoke CSU Award, and shall otherwise be subject to the same terms and conditions after the Distribution Date as the terms and conditions applicable to such Sunoco CSU Award immediately prior to the Distribution Date; provided, however, that from and after the Distribution Date, the number of shares of SunCoke Common Stock covered by such SunCoke CSU Award, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of shares of Sunoco Common Stock covered by such Sunoco CSU Award immediately prior to the Distribution Date by (ii) the SunCoke Ratio.

(f) Miscellaneous Option and Share Unit Terms. After the Effective Date, Sunoco Options and Sunoco Share Units (including any corresponding dividend equivalents) adjusted pursuant to this Section 8.8, regardless of by whom held, shall be settled by Sunoco, and SunCoke Options and SunCoke Share Units (including any corresponding dividend equivalents), regardless of by whom held, shall be settled by SunCoke. It is intended that, to the extent of the issuance of such SunCoke Options and SunCoke Share Units in connection with the adjustment provisions of this Section 8.8, the SunCoke Long-Term Incentive Plan shall be considered a successor to each of the Sunoco Long-Term Incentive Plans and to have assumed the obligations of the applicable Sunoco Long-Term Incentive Plan to make the adjustment of the Sunoco Options and Sunoco Share Units as set forth in this Section 8.8. Except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to this Section 8.8, employment with Sunoco shall be treated as employment with SunCoke with respect to SunCoke Options held by Sunoco Employees.

(g) Waiting Period for Exercisability of Options and Grant of Options and Awards. The Sunoco Options and SunCoke Options shall not be exercisable during a period beginning on a date prior to the Distribution Date determined by Sunoco in its sole discretion, and continuing until the Sunoco Post-Separation Stock Value and the SunCoke Stock Value are determined after the Distribution Date, or such longer period as Sunoco, with respect to Sunoco Options, and SunCoke, with respect to SunCoke Options, determines necessary to implement the provisions of this Section 8.8. The Sunoco Share Units and SunCoke Share Units shall not be settled during a period beginning on a date prior to the Distribution Date determined by Sunoco in its sole discretion, and continuing until the Sunoco Post-Separation Stock Value and the SunCoke Stock Value are determined immediately after the Distribution Date, or such longer period as Sunoco, with respect to Sunoco Share Units, and SunCoke, with respect to SunCoke Share Units, determines necessary to implement the provisions of this Section 8.8.

(h) Registration Requirements. As soon as possible following the Separation Date but in any case before the Distribution Date and before the date of issuance or grant of any SunCoke Option and/or shares of SunCoke Common Stock pursuant to this Section 8.8, SunCoke agrees that it shall file a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act, the shares of SunCoke Common Stock authorized for issuance under the SunCoke Long-Term Incentive Plan as required pursuant to the Securities Act and any applicable rules or regulations thereunder, with such registration to be effective prior to the Distribution Date.

(i) Change in Control. Following the Distribution, for any award adjusted under this Section 8.8, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Sunoco Long-Term Incentive Plan applicable to such award (i) with respect to post-Distribution equity awards denominated in shares of Sunoco Common Stock, such reference shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Sunoco Long-Term Incentive Plan, and (ii) with respect to post-Distribution equity awards denominated in shares of SunCoke Common Stock, such reference shall be deemed to refer to a “Change in Control” as defined in the SunCoke Long-Term Incentive Plan.

8.9. Severance Rights. A SunCoke Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by this Agreement. SunCoke shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any SunCoke Employee or Former SunCoke Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

8.10. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Sunoco or any other member of the Sunoco Group, at any time after the Separation

Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Sunoco Benefit Plan, any benefit under any Sunoco Benefit Plan or any trust, insurance policy or funding vehicle related to any Sunoco Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude SunCoke or any other entity in the SunCoke Group, at any time after the Separation Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SunCoke Benefit Plan, any benefit under any SunCoke Benefit Plan or any trust, insurance policy or funding vehicle related to any SunCoke Benefit Plan.

8.11. Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party hereto shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party hereto for any Liabilities caused by the failure to satisfy any such responsibility.

8.12. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any party hereto to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE IX

DISPUTE RESOLUTION

9.1. General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the other Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements), or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article IX, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article IX.

(b) Commencing with a request contemplated by Section 9.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(d) The specific procedures set forth in this Article IX, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IX are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.

9.2. Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between executives who hold, at a minimum, the office of Senior Vice President. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 9.2. Such executives will meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference.

9.3. Mediation. If a Dispute is not resolved by negotiation as provided in Section 9.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect. Unless otherwise agreed to in writing, the parties shall (i) conduct the mediation in New York, and (ii) select a mutually agreeable mediator from the CPR Panels of Distinguished Neutrals in the selected location. If the parties are unable to agree upon a mediator, the parties agree that CPR shall select a mediator from its panels consistent with its mediation rules. The parties shall agree to a mutually convenient date and time to conduct the mediation; provided, that the mediation must occur within thirty (30) days of the request unless a later date is agreed to by the parties in writing. Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation. Each party shall designate a business executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole discretion, include any number of other Representatives in the mediation process. At the commencement of the mediation, either party may request to submit a written mediation statement to the mediator.

9.4. Arbitration.

(a) In the event of any Dispute, either party may (i) pursuant to its rights under Section 12.13, submit a request for interim injunctive relief to the arbitral tribunal appointed pursuant to Section 9.4(b) (provided, that, if the tribunal shall not have been constituted, either party may seek interim relief either before a special arbitrator, as provided for in Rule 14 of the CPR Arbitration Rules, or before any court of competent jurisdiction) without first complying with the provisions of Sections 9.2 and 9.3 if, in the reasonable opinion of such party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute, and (ii) if such Dispute is not finally resolved pursuant to Sections 9.2 and 9.3 within thirty (30) days of the selection of a mediator pursuant to Section 7.3, submit such Dispute to be finally resolved by binding arbitration, in each case, pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).

(b) The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal will be composed of three (3) arbitrators. Each party shall appoint one (1) arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules and the third (3rd) arbitrator will be appointed by CPR from a list of eight (8) proposed neutrals submitted by the CPR. Each party may strike no more than three (3) neutrals from the list submitted by CPR.

(c) If Sunoco demands arbitration, arbitration will take place in New York, NY (or such other location where SunCoke is based and as it may select). If SunCoke demands arbitration, arbitration will take place in New York, NY (or such other location where Sunoco may select). Along with the arbitrator(s) appointed, the parties will agree to a mutually convenient date and time to conduct the arbitration, but in no event will the hearing(s) be scheduled less than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing; provided, that, if injunctive or other interim relief contemplated by Section 9.4(d) below is requested, the hearing(s) will be expedited in accordance with any order entered by the court, tribunal or special arbitrator adjudicating that request.

(d) The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitral tribunal will not award any relief not specifically requested by the parties and, in any event, will not award special damages. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Sections 9.4(a) and 12.13, the tribunal may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(e) The parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided, that any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.

(f) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 9.4 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g) A party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction. The final award in an arbitration pursuant to this Article IX shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(h) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 9.4 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i) If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate all such nonarbitrable claims, counterclaims or defenses.

(j) The parties agree that any Dispute submitted to mediation and/or arbitration shall be governed by, and construed and interpreted in accordance with, Section 12.2 and, except as otherwise provided in this Article IX or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 9.4.

Each party shall bear (i) its own fees, costs and expenses and shall bear the fees, costs and expenses of the one (1) arbitrator it appointed and (ii) an equal share of other expenses of the arbitration, including the fees, costs and expenses of the third (3rd) arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under Article V, the prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration.

ARTICLE X

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

10.1. Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Separation Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this

Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SunCoke Assets and the assignment and assumption of the SunCoke Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Separation Date, Sunoco and SunCoke in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Sunoco, SunCoke or any other Subsidiary of Sunoco, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements. On or prior to the IPO Closing Date, Sunoco and SunCoke shall take all actions as may be necessary to approve the stock-based employee benefit plans of SunCoke in order to satisfy the requirement of Rule 16b-3 under the Exchange Act

(d) Sunoco and SunCoke, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of SunCoke or any member of the SunCoke Group, on the one hand, or of Sunoco or any member of the Sunoco Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

(e) Prior to the IPO Closing Date, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any other Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other party will provide such service.

ARTICLE XI

TERMINATION

11.1. Termination by Mutual Consent.

This Agreement may be terminated and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by the mutual consent of Sunoco and SunCoke.

11.2. Other Termination.

(a) This Agreement may be terminated by Sunoco at any time, in its sole discretion, prior to the IPO Closing Date.

(b) The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by Sunoco if at any time, the board of Directors of Sunoco determines, in its sole discretion, that the Distribution is not in the best interests of Sunoco or its stockholders.

11.3. Effect of Termination.

(a) In the event of any termination of this Agreement prior to the IPO Closing Date, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party.

(b) In the event of any termination of this Agreement on or after the IPO Closing Date, only the provisions of Article IV and Section 10.2 will terminate and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

ARTICLE XII

MISCELLANEOUS

12.1. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b) This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

(c) Sunoco represents on behalf of itself and each other member of the Sunoco Group, and SunCoke represents on behalf of itself and each other member of the SunCoke Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each party hereto acknowledges that it and each other party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(e) Notwithstanding any provision of this Agreement or any other Ancillary Agreement, neither Sunoco nor SunCoke shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Sunoco or SunCoke, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

12.2. Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York other than Section 5-1401 of the General Obligations Laws of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

12.3. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each other Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any other Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

12.4. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Sunoco Indemnitee or SunCoke Indemnitee in their respective capacities as such, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (ii) there are no third-party beneficiaries of this Agreement or any other Ancillary Agreement and neither this Agreement nor any other Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any other Ancillary Agreement.

12.5. Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.5):

If to Sunoco, to:

Sunoco, Inc.

1735 Market Street, Suite LL

Philadelphia, PA 19103

Attn: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   David A. Katz

David K. Lam

Facsimile:   (212) 403-2000

If to SunCoke to:

SunCoke Energy, Inc.

1011 Warrenville Road

6th Floor

Lisle, Illinois 60532

Attn: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   David A. Katz

David K. Lam

Facsimile:   (212) 403-2000

Any party may, by notice to the other party, change the address to which such notices are to be given.

12.6. Severability. If any provision of this Agreement or any other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

12.7. Force Majeure. No party shall be deemed in default of this Agreement or any other Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any other Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

12.8. Publicity. Prior to the Distribution, each of SunCoke and Sunoco shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the IPO, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

12.9. Expenses. Except as expressly set forth in this Agreement (including Sections 2.13(a), 3.1(h), 6.5, 7.7(a), 7.9, 9.3, 9.4 and 10.1(b) and Article V) or in any other Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by the party incurring such fees, costs or expenses.

12.10. Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any other Ancillary Agreement.

12.11. Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation, the IPO and the Distribution and shall remain in full force and effect.

12.12. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any other Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any other Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

12.13. Specific Performance. Subject to the provisions of Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

12.14. Amendments. No provisions of this Agreement or any other Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

12.15. Interpretation. In this Agreement and any other Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any other Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to                 , 2011, regardless of any amendment or restatement hereof.

12.16. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SunCoke or its Affiliates, on the one hand, nor Sunoco or its Affiliates, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third-Party Claim).

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

SUNOCO, INC.

By:	/s/ Brian P. MacDonald
	Name:	Brian P. MacDonald
	Title:	Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY, INC.

By:	/s/ Denise R. Cade
	Name:	Denise R. Cade
	Title:	Senior Vice President, General Counsel and Corporate Secretary

SCHEDULES

Schedule 1.1

1.	Steam Supply and Purchase Agreement, effective as of January 1, 2011, between Haverhill North Coke Company and Sunoco, Inc. (R&M)

2.	Settlement and Mutual Release Agreement, as of January 26, 2011 by and between Jewell Coke Company, L.P., Haverhill North Coke Company, and SunCoke Technology and Development Corp. (f/k/a SunCoke Energy, Inc.), and Sunoco, Inc. (Sun Partners) and ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.), ArcelorMittal Indiana Harbor LLC (f/k/a ISG Indiana Harbor Inc.,) and ArcelorMittal USA LLC (f/k/a ArcelorMittal USA Inc.) (AM Partners)

3.	Master Agreement for Engineering and Procurement Services Contract #CW31073, dated February 14, 2010, by and between Sunoco, Inc. (R&M) and Jacobs Engineering Group, Inc.

4.	Field Services Contract CW23801, dated January 26, 2009, by and between J.J. White, Inc. and Sunoco Chemicals/Haverhill (as amended)

Schedule 1.2(a)

Title	Country - Patent Number	Abstract
Nonrecovery Coke Battery and Method of Operation

United States - 5,114,542

Australia - 641,044

Belgium - 482,338

Brazil - PI9104095-7

Canada - 2,052,177

France - 482,338

Denmark - 69106312

Great Britain - 482,338

India - 179,051

Italy - 482,338

Japan - 4143410

Korea - 191,339

Mexico - 176,952

Netherlands - 482,338

Poland - 165,840

A sole flue nonrecovery coke oven battery includes a plurality of elongated coke ovens constructed in side-by-side relation with common sidewalls, downcomers connecting the ovens through the sidewalls to the sole flues, uptakes connecting the sole flues through the sidewalls to an elongated tunnel extending transversely of the battery and a single stack connected to the elongated tunnel applying a draft to all ovens in the battery through the downcomers, sole flues and uptakes, and an improved draft control system includes an adjustable draft regulating valve for controlling the flow of gas from the uptakes beneath each oven to the tunnel.

High Strength Coke Oven Wall Having Gas Flues Therein	United States - 5,228,955 (expired)

An improved coke oven wall constructed for refractory brick and having generally vertically extending gas flues formed therein employs different shaped brick to form the portion of the wall defining the flues in alternate courses of brick with the refractory brick in each course being shaped and arranged so that no mortar joint between two adjacent brick in any course is contained in a single vertical plane from a flue to the adjacent oven.

Title	Country - Patent Number	Abstract
Method of Operation of Nonrecovery Coke Oven Battery	United States - 5,318,671 (expired)

A method of controlling operation of a nonrecovery coke oven battery including a plurality of elongated coke ovens constructed in side-by-side relation with each oven having a separate system of sole flues beneath each end and connected to the crown of the oven by measuring the temperature in the oven and regulating the draft to the oven in response to the measured oven temperature and by measuring the temperature in the sole flue systems beneath each oven and adjusting the draft to one of the sole flue systems only in response to the differences in temperature in the two sole flue systems.

Method of and Apparatus for Capturing Coke Oven Charging Emissions

United States - 5,447,606

Australia - 677,674

Belgium - 698,071

Brazil - PI9406601-9

Chile - 39,582

Spain - 698,071

France - 698,071

Germany - 69428042.9

Great Britain - 698,071

India - 182,312

India (Divisional) 186,108

Italy - 698071

Japan - 3835810

Korea - 295,016

Mexico - 188022

Netherlands - 698,071

Poland - 177,709

Individual coke ovens in a nonrecovery coke oven battery are charged through an open door at the pushing end of the ovens, and emissions escaping through the open door of the respective ovens during charging are captured by a hood mounted on the pushing and charging machine for movement therewith along the pushing side of the battery and for movement thereon from a retracted position spaced outwardly from the ovens and a capturing position above the open oven door. Air and emissions captured by the hood are withdrawn and passed through an air cleaner mounted on the pushing and charging machine to remove smoke and particulates before being discharged to the atmosphere.

Title	Country - Patent Number	Abstract
Emissions Control in a Nonrecovery Coking Operation B Coke Oven Door	United States -5,928,476

A plurality of sole flue-heated, non-recovery coke ovens constructed in side-by-side relation in a battery have their chimney uptake outlets connected to a common combustion tunnel extending longitudinally of and above the battery and connected to stacks at spaced intervals along its length. Each oven has a bypass flue directly connecting the top of its coking chamber to the combustion tunnel, and a normally closed valve in each bypass is operable to selectively connect the coking chamber to the tunnel to permit charging gases to be drawn from the chambers to be burned in the tunnel and stack. A controlled amount of combustion air can be admitted to promote the continued burning process and provide maximum heat in the sole flues.

Method And Apparatus for Coal Coking	United States -6,290,494 Brazil - PI 0114524 China - 354944 Spain - 1325278 India - 00376 India (Divisional) - number pending Poland - 197075

The coke oven feed device includes a movable, elongate charging plate having a first end and a second end, retractable side-walls adjacent the charging plate, first and second end walls adjacent the first and second ends of the charging plate and a shuttle section adjacent the first end of the charging plate for spanning an area between the first end of the charging plate and an entrance to the oven. A charging plate moving device is provided for moving the charging plate into and out of the oven. The apparatus provides a means for quickly charging coking ovens with a compacted coal charge so that lower quality coals may be used to make metallurgical coke.

Coke Oven Flue Gas Sharing	United States -6,596,128 Australia - 239860 Brazil - PI0207428-1 Canada - 2438132 China - 02808224.9 Spain - 1427794 India - 234205 Japan - 4143410 Korea - 0724182 Poland - 368842

The invention provides a method and apparatus for decreasing gas flow rates in a sole flue gas system for a coke oven during at least an initial coking operation after charging a coking oven with coal. The method includes providing a duct system between a first coke oven having a first coking chamber and a second coke oven having a second coking chamber to direct at least a portion of gas from a gas space in first coking chamber to the second coke oven thereby reducing a gas flow rate in the first sole flue gas system of the first coke oven. Reduction in sole flue gas flow rates has a beneficial effect on product throughput, the life of the coke oven and environmental control of volatile emissions from coke ovens.

Title	Country - Patent Number	Abstract
Coke Oven Rotary Wedge Door Latch

United States - 331,298

Brazil - PI0405826-7

Australia - 2005282855

Canada - 2578040

China - 0580038095.5

Spain - 05792763.4

India - 2207/DEL/07

Japan - 53262/07

Korea - 7007611/07

Russia - 112105/07

Ukraine - 87157

South Africa - 2007/01804

An oven door latch system for a coke oven door positionable within an oven door opening and method of sealing a coke oven. The door latch system includes a rotary member rotatively attachable to the oven door. The rotary member has a wedge-shaped, arcuate engagement edge for variably engaging a striker plate on a buck stay member adjacent the oven door opening when the oven door is disposed in the opening of the oven. A tab member is also included on the rotary member. A remotely operated adjustment actuator is provided for engaging the tab member to rotate the rotary member in conjunction with an oven door opening or closing operation. Enhanced oven door sealing is provided by the rotary wedge latch system.

Method and Apparatus for Compacting Coal for a Coal Coking Process

United States -7,497,930

Australia -number pending

Brazil - number pending

Canada - 2652607

China - 7/80022308.4

Spain - number pending

India – 9741/DEL/08

Japan - number pending

Korea - 08/7030643

Russia - 09/101188

Ukraine - 200814111

South Africa - 2008/09838

Relatively high speed methods for increasing the bulk density of coal particles, apparatus for increasing the bulk density of coal particles and methods for making metallurgical coke. Once such method includes depositing coal particles onto a charging plate external to a coking oven to provide an elongate bed of dry, uncompacted coal having an upper surface of the charging plate. The charging plate has side walls, and at least one movable end wall An impact pressure is applied to the upper surface of the bed of dry, uncompacted coal while degassing the coal to provide a dry, compacted coal bed having a bulk density ranging from about 960 to about 1200 kilograms per cubic meter.

Title	Country - Patent Number	Abstract
Improved Method And Apparatus for Producing Coke

United States - 07/062787

Australia - 0//223708

Brazil - PI0707048-9

Canada - 262710

China - 7/800076884

Spain - 0757466.3

IN 7452/DEL/08

Japan - 557458/08

Korea - 08/7024277

Russia - 08/139303

Ukraine - 08/11774

South Africa - 08/07319

A method and apparatus for quenching metallurgical coke made in a coking oven. The method includes pushing a unitary slab of hot coke onto a substantially planar receiving surface of a hot car. The hot car containing the coke is then transported to a quench car station. The unitary slab of hot coke is pushed onto a substantially planar receiving surface of a quench car at the quench car station. Quenching of the slab of hot coke is conducted in the quench car with a predetermine amount of water. After quenching, the quenched coke is dumped onto a receiving pad for collection thereof.

Flat Push Coke Wet Quenching Apparatus And Process	PCT 2010021094

A method and apparatus for quenching metallurgical coke made in a coking oven. The method includes pushing a unitary slab of incandescent coke onto a substantially planar receiving surface of an enclosed quenching car so that substantially all of the coke from the coking oven is pushed as a unitary slab onto the receiving surface of the quenching car. The slab of incandescent coke is quenched in an enclosed environment within the quenching car with a plurality of water quench nozzles while submerging at least a portion of the slab of incandescent coke by raising a water level in the quenching car. Subsequent to quenching the coke, the planar receiving surface is tilted to an angle sufficient to slide the quenched coke off of the planar receiving surface and onto a product collection conveyer and sufficient to drain water from the quenched coke.

Title	Country - Patent Number	Abstract
Cleanable In Situ Spark Arrestor	PCT 2010021095

A system for reducing the occurrence of fires in a fabric filter dust collection system. The system includes an elongated housing having a first end and a second end distal from the first end. A gas flow inlet is provided in flow communication with an interior portion of the housing for flow of gas and particulates from a source into the housing. A gas flow outlet is provided in flow communication with the housing for flow of gas and particulates out of the housing and into the dust collection system. An elongated spark arrestor is disposed in the housing between the first end and the second end. The spark arrestor has a plurality of spaced-apart, wedge-shaped members having a gap between adjacent members sufficient to interrupt the flow of combustible particles from the source to the dust collection system.

Schedule 2.2(a)(i)

Title (evidenced by certificates) to the vehicles with the following title numbers (or vehicle identification numbers, where specified):

•	91431735

•	91431732

•	91432321

•	91432326

•	91432323

•	91432325

•	X9317615648

•	X9317615649

•	X9317615492

•	VIN: 08-15840

•	VIN: 08-15841

•	VIN: 08-15842

•	X9317615647

•	X9317615494

•	X9317615493

•	X9317615491

•	X0005655306

Schedule 2.8(b)(ii)

1.	Steam Supply and Purchase Agreement, effective as of January 1, 2011, between Haverhill North Coke Company and Sunoco, Inc. (R&M)

2.	Settlement and Mutual Release Agreement, as of January 26, 2011 by and between Jewell Coke Company, L.P., Haverhill North Coke Company, and SunCoke Technology and Development Corp. (f/k/a SunCoke Energy, Inc.), and Sunoco, Inc. (Sun Partners) and ArcelorMittal Cleveland Inc. (f/k/a ISG Cleveland Inc.), ArcelorMittal Indiana Harbor LLC (f/k/a ISG Indiana Harbor Inc.,) and ArcelorMittal USA LLC (f/k/a ArcelorMittal USA Inc.) (AM Partners)

3.	Guarantee Agreement, dated as of December 29, 2006, by and between General Electric Capital Corporation (as Guarantor) and Jewell Coke Acquisition Company (successor to Jewell Coke Company), Sunoco, Inc.

Schedule 5.9(a)

1.	Guaranty Agreement, dated as of February 19, 1998, by and between Sunoco, Inc. (f/k/a Sun Company, Inc.) (as Guarantor) and DTE Indiana Harbor Holdings, LLC (successor to DTE Indiana Harbor LLC).

2.	Guarantee Agreement, dated as of October 11, 2010, by Sunoco, Inc. (as Guarantor) in favor of Teck Coal Limited (as Beneficiary) (re: Purchase Order No. 2010-0706 dated July 6, 2010).

3.	Guaranty Agreement (Coke Purchase Agreement), dated as of November 4, 1996, by and between Sunoco, Inc. (f/k/a Sun Company, Inc.) (as Guarantor) and ArcelorMittal USA Inc. (successor to Inland Steel Company).

4.	Guaranty Agreement (Coke Access, Operating and Fuel Supply and Processing Agreement), dated as of November 4, 1996, by and between Sunoco, Inc. (f/k/a Sun Company, Inc.) (as Guarantor) to Cokenergy, Inc.